UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Mattson Technology, Inc.

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___________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 28, 2014
___________

The 2014 Annual Meeting of Stockholders of Mattson Technology, Inc. (the “Company”) will be held at the Company's headquarters, located at 47131 Bayside Parkway, Fremont, California 94538 on May 28, 2014, at 10:00 a.m. Pacific Standard Time for the following purposes:

1.
To elect two (2) Class II directors, each to serve a three-year term expiring on the date on which the Company's Annual Meeting of Stockholders is held in 2017 and until such director's successor is elected and qualified;

2.	To vote on a non-binding, advisory resolution approving executive compensation;

3.	To approve the amendment and restatement of the Company's 1994 Employee Stock Purchase Plan;

4.	To ratify the appointment of Armanino LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5.
To transact such other business as may properly come before the 2014 Annual Meeting of Stockholders including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or any adjournment thereof.

Only stockholders of record at the close of business on April 2, 2014 are entitled to vote at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person.
For ten days prior to the meeting, a complete list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's headquarters.
Your vote is important so that as many shares as possible be represented. Whether or not you plan to attend the meeting in person, you are urged to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. Please vote by Internet at http://www.proxyvote.com, or if you elected to receive printed materials, by mail. For detailed voting instructions, please refer to the Proxy Statement and the accompanying proxy card or voting instructions provided via the Internet.

By Order of the Board of Directors,

J. Michael Dodson
Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary

Fremont, California
April 17, 2014

MATTSON TECHNOLOGY, INC.
PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 28, 2014

GENERAL INFORMATION

The Board of Directors (the "Board") of Mattson Technology, Inc. (the “Company”) has made these proxy materials available to you on the Internet, or upon your request, has delivered printed versions of these materials to you by mail, in connection with soliciting your proxy for use at the Annual Meeting of Stockholders to be held on May 28, 2014 at 10:00 a.m. Pacific Standard Time (the “Annual Meeting”) at the Company's headquarters at 47131 Bayside Parkway, Fremont, California 94538, for the purposes set forth in the accompanying notice and at any adjournment or postponement of the Annual Meeting. Stockholders are requested to promptly vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you received printed copies of the proxy materials by mail, you can also vote by mail.
The date of this Proxy Statement is April 17, 2014. The Proxy Statement, the accompanying proxy card and the Company's Annual Report will be made available to the Company's stockholders on the Internet at www.proxyvote.com through the notice and access process on or about April 18, 2014. The solicitation will be made through the Internet and expenses will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's common stock. Original solicitation of proxies by Internet and/or mail may be supplemented, if deemed desirable or necessary, by one or more of telephone, facsimile, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. The Company has engaged The Proxy Advisory Group, LLC, to provide proxy related advice and informational support, and may seek additional assistance with the solicitation of proxies from stockholders, for a services fee, plus customary disbursements, which are not expected to exceed $12,000 in total. Except as described above, the Company does not intend to solicit proxies other than by Internet or, for those stockholders who requested to receive printed proxy materials, by mail. The Company will bear the costs of the solicitation of proxies for the Annual Meeting.
The shares represented by any proxy voted by Internet or by mail will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the Annual Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted in accordance with the recommendations of the Board of Directors for each nominee and for each proposal.
SHARES OUTSTANDING AND VOTING RIGHTS

Only holders of shares of common stock of record as of the close of business on April 2, 2014 are entitled to vote at the Annual Meeting. On the record date, there were issued and outstanding 73,437,023 shares of common stock. Each share of common stock is entitled to one vote on all matters to be voted upon.
The presence, in person or by duly authorized proxy, of the holders of a majority of the voting shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting and any continuation or adjournment thereof.
Provided a quorum is present at the Annual Meeting, a plurality of votes cast is sufficient to elect a director to the Board of Directors. All other proposals presented at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares of the Company which are present in person or by proxy.
The Company treats “ABSTAIN” and “WITHHOLD AUTHORITY” votes in person or by proxy as being present at the Annual Meeting for purposes of determining a quorum. In the election of directors, any vote you make that is a “WITHHELD” or “ABSTAIN” for any nominee will not impact the election of that nominee. In tabulating the voting results for Proposals Two, Three and Four, a “WITHHELD” or “ABSTAIN” vote is the same as voting against the proposal.
If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given the broker voting instructions. If you hold your common stock through a broker, it is important that you cast your vote if you want it to count in Proposal One, the election of the Company's Class II directors, Proposal Two, the non-binding advisory vote approving executive compensation, and Proposal Three, the amendment and restatement of the Company’s 1994 Employee Stock Purchase Plan. A broker non-vote with respect to Proposal One and Two will have no effect on such proposals. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal. Your broker will continue to have discretion to vote any uninstructed shares on Proposal Four, the ratification of the appointment of the Company's independent registered public accounting firm.
If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the proposals of business at the Annual Meeting.

Your execution of your proxy by Internet or by mail will not affect your right as a stockholder to attend the Annual Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) voting again by the Internet, (ii) sending a later-dated proxy by mail or sending a written revocation, provided that they are received by the Secretary of the Company prior to the Annual Meeting, or (iii) attendance at the Annual Meeting and voting in person.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding ownership of the Company's outstanding common stock as of February 28, 2014 by (i) each stockholder known by the Company to be the beneficial owner of more than 5 percent of the Company's outstanding shares of common stock, based on information contained in any applicable Schedule 13D or 13G filed with the Securities and Exchange Commission (the “SEC”) (for which there are none), (ii) each current director, (iii) each current executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group. To the Company's knowledge and except as otherwise indicated below, and subject to applicable community property laws, each person named in the table has sole voting and sole investment powers with respect to all shares of common stock shown as beneficially owned by them. Applicable percentage ownership in the table is based on 73,395,859 shares of common stock outstanding as of February 28, 2014. Beneficial ownership is determined under the rules and regulations of the SEC. Shares of common stock subject to options that are presently exercisable, or options exercisable within 60 days and restricted stock units (“RSUs”) vesting within 60 days of February 28, 2014 are deemed outstanding for the purpose of computing the shares owned and percentage ownership of the person or entity holding options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Name of Beneficial Owner	Amounts and Nature of Beneficial Ownership		Percentage of Common Stock Outstanding
J. Michael Dodson	374,165	(1)	*
Kenneth Kannappan	218,500	(2)	*
Fusen E. Chen	217,190	(3)	*
Richard Dyck	123,900	(4)	*
Kenneth Smith	123,500	(5)	*
Hoang H. Hoang	87,083	(6)	*
Scott Peterson	44,000	(7)	*
Scott Kramer	20,500	(8)	*
Thomas St. Dennis	—	(9)	—
Directors and executive officers as a group (9 persons)	1,208,838	(10)	1.6%
_______________________

*	Less than 1 percent.

(1)	Mr. Dodson: includes 324,165 shares of stock options that were either exercisable as of February 28, 2014 or exercisable within 60 days of February 28, 2014.
(2)	Mr. Kannappan: includes 111,350 shares of stock options that were either exercisable as of February 28, 2014 or exercisable within 60 days of February 28, 2014.
(3)	Dr. Chen: includes 109,374 shares of stock options that were either exercisable as of February 28, 2014 or exercisable within 60 days of February 28, 2014.
(4)	Mr. Dyck: includes 36,500 shares of stock options that were either exercisable as of February 28, 2014 or exercisable within 60 days of February 28, 2014.
(5)	Mr. Smith: includes 108,000 shares of stock options that were either exercisable as of February 28, 2014 or exercisable within 60 days of February 28, 2014.
(6)	Mr. Hoang: includes 27,083 shares of stock options that were either exercisable as of February 28,2014 or exercisable with 60 days of February 28, 2014.
(7)	Mr. Peterson: includes 27,500 shares of stock options that were either exercisable as of February 28, 2014 or exercisable within 60 days of February 28, 2014.
(8)	Mr. Kramer: includes 19,500 shares of stock options that were either exercisable as of March 1, 2014 or exercisable within 60 days of March 1, 2014.
(9)	Mr. St. Dennis join the Company's Board of Directors on September 9, 2013.
(10)	Includes 763,622 shares of stock options that were either exercisable as of February 28 2014 or exercisable within 60 days of February 28, 2014.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Company has a classified Board of Directors consisting of two Class I directors (Kenneth Kannappan and Scott Peterson), two Class II directors (Fusen E. Chen and Kenneth Smith) and three Class III directors (Richard Dyck, Scott Kramer and Thomas St. Dennis).
Class I, II and III directors will serve until the Annual Meetings of Stockholders to be held in 2016, 2014 and 2015, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the Annual Meeting date.
The current term of the Class II directors will expire on the date of the upcoming 2014 Annual Meeting. Accordingly, two persons are to be elected to serve as Class II directors of the Board of Directors at the Annual Meeting. The Board of Directors' nominees for election by the stockholders to those two positions are the current Class II members of the Board of Directors, Fusen E. Chen and Kenneth Smith. No other nominations are before the 2014 Annual Meeting. Unless otherwise directed by stockholders, the proxy holders will vote all shares of common stock represented by proxies held by them for the election of the Board's nominees. In the event that either Messrs. Chen or Smith become unavailable or unable to serve as a director of the Company prior to the voting, the proxy holders will refrain from voting for the unavailable nominee and will vote for a substitute nominee in the exercise of their best judgment.
If a quorum is present for voting at the Annual Meeting, the two listed nominees for Class II directors receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the vote.
Recommendation of the Board of Directors
The Board unanimously recommends a vote “FOR” the nominees listed herein.
The following table sets forth the Company's current directors, including the Class II nominees to be elected at this Meeting and information with respect to their ages as of December 31, 2013.

Name	Age	Title	Director Since
Class I directors whose terms expire at the 2016 Annual Meeting:
Kenneth Kannappan	54	Director (Chairman)	July 1998
Scott Peterson	61	Director	December 2010

Class II directors whose terms expire at the 2014 Annual Meeting of Stockholders:
Nominees for re-election at the Annual Meeting:
Fusen E. Chen	54	Director	February 2013
Kenneth Smith	64	Director (Vice Chairman)	August 1994

Class III directors whose terms expire at the 2015 Annual Meeting of Stockholders:
Richard Dyck	68	Director	January 2010
Scott Kramer	59	Director	September 2011
Thomas St. Dennis (1)	60	Director	September 2013
__________________________________

(1) Mr. Thomas St. Dennis was elected to the Board of Directors on September 9, 2013.

Director Nomination and Qualification
 The Nominating and Governance Committee is responsible for evaluating board member candidates and making recommendations to the Board regarding candidates.  In carrying out its function to nominate candidates for election to the Board, the Nominating and Governance Committee considers a mix of attributes, including technical industry experience, business expertise, regional and global knowledge and strength (especially in Asia, the location of many of the Company's customers), financial expertise, independence and diversity (which is broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating business experiences and characteristics). While the Company does not have a formal policy with respect to what qualifies as diversity as a consideration in the identification of nominees for the Board, the Nominating and Governance Committee, as a matter of practice, considers diversity in the context of the Board as a whole. When identifying candidates, the Company takes into account the present and future needs of the Board and its committees. The result is a Board of Directors composed of a majority of independent directors serving a full spectrum of the Company's needs. The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company based on the same criteria that would apply to candidates identified by a committee member. There are no specific, minimum qualifications that have been formulated by the Nominating and Governance Committee that must be met by a recommended nominee.
The information below sets forth certain background information regarding the Company's directors:

▪
Kenneth Kannappan has served as a director since July 1998 and served as Chairman of the Board since July 2012 and from June 2008 to September 2011. Since January 1999, Mr. Kannappan has served as President and Chief Executive Officer of Plantronics, Inc., a telecommunications equipment manufacturer, and also serves as a member of its board of directors. From 1995 to 1998, Mr. Kannappan held various executive positions at Plantronics, Inc. Prior to joining Plantronics, Inc., Mr. Kannappan was Senior Vice President of Kidder, Peabody & Co. Incorporated, an investment banking company, from 1985 to 1995. From December 2000 to January 2008, Mr. Kannappan served as a director of Integrated Device Technology, Inc. Through Mr. Kannappan's extensive experience in various executive positions, including Chief Executive Officer, he is able to contribute valuable insights regarding the management of a technology-based business, which has led the Company to conclude that he should serve as a director.

▪
Fusen E. Chen has served as the Company's President and Chief Executive Officer and director since February 2013. From September 2009 to June 2012, Dr. Chen was Executive Vice President at Novellus Systems, Inc. ("Novellus"), a semiconductor equipment manufacturer with responsibility for all product business units. From October 2005 to September 2009, Dr. Chen was the Chief Technology Officer at Novellus, with the responsibility for defining the company's technology strategy and direction. Prior to joining Novellus, Dr. Chen spent 10 years at Applied Materials, Inc., most recently as the group vice president and general manager for the company's copper physical vapor deposition and interconnect product business group. Dr. Chen earned his Ph.D. and B.S. degrees in materials science and engineering from the State University of New York and Tsing Hua University (Hsinchu, Taiwan), respectively. Dr. Chen also serves on the Board of Directors of RDA Microelectronics, Inc., a public fabless semiconductor company. Dr. Chen's role as the Company's President and Chief Executive Officer, his prior work experience within the industry and his overall deep industry and technical background led the Company to conclude that he should serve as a member of the Company's Board of Directors.

▪
Richard Dyck has served as a director since January 2010. Mr. Dyck was the founder of and has since 2009 served as President of TGK, K.K., a supplier of connection systems for the testing of semiconductors. Mr. Dyck was the founder and President of TCS Japan K.K. and East Asia Connector Services, Ltd (Shanghai), manufacturers of high-speed connection systems, until their acquisitions in 2009. Mr. Dyck was a Vice-President and an Executive Officer of Teradyne, Inc., a semiconductor test equipment company, and the Chairman of Teradyne, Japan from 1982 until 1999. Mr. Dyck is a director of AvanStrate and a member of the Advisory Committee of the Japan External Trade Organization. Mr. Dyck's extensive experience working in Japan and throughout Asia allows him to contribute valuable insights regarding the Company's extensive activity and customer base in that region and has led the Company to conclude that he should serve as a director.

▪
Scott Kramer has served as a director since September 2011. Mr. Kramer retired as vice president of manufacturing technology at SEMATECH, Inc. in 2011, a position he had held since 2008. Mr. Kramer held various positions of increasing responsibility at SEMATECH, from 1994 to 1997 and from 1998 to 2011. Prior to joining SEMATECH, he worked for LAM Research and IBM. Mr. Kramer's experience in the semiconductor industry make him an effective advisor to the Board regarding strategic and operational issues, which has led the Company to conclude that he should serve as a director.

▪
Scott Peterson has served as a director since December 2010. Mr. Peterson also has served as Chairman of the Company's Audit Committee since December 2010. Mr. Peterson was the Managing Partner of Ernst & Young's

Pacific Northwest Area Assurance (Audit) Practice until his retirement in April 2010. In his various roles at Ernst & Young, Mr. Peterson served as the lead advisory partner for many of the firm's technology clients. He is a Certified Public Accountant. Mr. Peterson also served as a Practice Fellow at the Financial Accounting Standards Board from 1987 to 1989. Since December 2013 Mr. Peterson has served on the Board of the Utah Capital Investment Corporation and presently serves as Chairman of that Board. Mr. Peterson's technical accounting background and his financial expertise makes him a valuable advisor to the Mattson Board and contributes to his effectiveness as Chairman of the Audit Committee, which has led the Company to conclude that he should serve as a director.

▪
Kenneth Smith has served as a director since August 1994 and has served as Vice Chairman of the Board since July 2012. Mr. Smith also has served as Chairman of the Company's Compensation Committee since May 2011. Mr. Smith is a retired President, Chief Operating Officer and a Director of WaferTech, a semiconductor manufacturer where he served from May 1996 until April 2000. From 1991 to 1995, Mr. Smith was Vice President of Operations at Micron Semiconductor, Inc., a semiconductor manufacturer. Mr. Smith's experience in the semiconductor industry make him an effective advisor to the Board regarding strategic and operational issues, which has led the Company to conclude that he should serve as a director.

▪
Thomas. St. Dennis has served as a director since September 2013 and has served as Chairman of the Company's Strategy and Acquisition Committee since March 2014. Mr. St. Dennis has been the Chief Executive Officer and a Board Member of FormFactor, Inc. since September 2010. Mr. St. Dennis previously held various positions at Applied Materials, Inc. from 1992 to 1999 and again from 2005 to 2009. His most recent role at Applied Materials, Inc. was the Senior Vice President and General Manager of the Silicon Systems Group. From 2003 to 2005, Mr. St. Dennis held the position of Executive Vice President of Sales and Marketing at Novellus Systems, Inc. Mr. St. Dennis’s prior experience in the semiconductor industry as well as his extensive international business background make him an effective advisor to the Board regarding strategic and marketing issues, which has led the Company to conclude that he should serve as a director.

Any stockholder who wishes to recommend a candidate for nomination as a director should submit the recommendation in writing to the Company at its principal executive offices, to the attention of the Secretary, not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year's Annual Meeting. A stockholder recommending a person as a director candidate must comply with the bylaw requirements regarding information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosures to stockholders.
Board Leadership Structure
The positions of Chairman of the Board and Chief Executive Officer are held by two separate individuals.  Mr. Kannappan, who is independent in accordance with the applicable NASDAQ listing standards, has served as Chairman of the Board of Directors since July 2012. Dr. Chen serves as President and Chief Executive Officer.
While the Board retains the discretion to combine the roles in the future, as it deems appropriate, the Board believes that with an independent director serving as Chairman, the interests of the stockholders are well represented and that proper governance is maintained. The Company believes that the Chairman can provide support and advice to the Chief Executive Officer; collaborate with the Chief Executive Officer on setting a strategic direction for the Company; preside over executive or independent sessions of the Board when management, including the Chief Executive Officer, is not present; and lead the Board in fulfilling its responsibilities. This leadership structure also provides the Company the advantage of different viewpoints and backgrounds. The Company believes that the current leadership structure of the Board is appropriate at the present time and allows the Board to fulfill its duties effectively and efficiently based on the Company's current needs.

Board Meetings and Committees
The table below summarizes membership information for each of the primary Board committees for the year ended December 31, 2013 :

Name	Audit	Nominating and Governance	Compensation
Kenneth Kannappan	✓		✓
Fusen E. Chen (1)
Kenneth Smith	✓		✓ (Chairman)
Shigeru Nakayama (2)		✓
Scott Peterson	✓ (Chairman)	✓
Richard Dyck		✓	✓
Scott Kramer (3)		✓ (Chairman)
Thomas St. Dennis (4)
_________________________________

(1)	On February 19, 2013, Dr. Fusen E. Chen joined the Company as President and Chief Operating Officer and was elected to the Company's Board of Directors.
(2)	Mr. Nakayama retired from the Company's Board in September 2013.
(3)	Mr. Kramer was elected to Chairman of Nominating and Governance Committee of the Board in September 2013.
(4)	Mr. St. Dennis joined the Company's Board of Directors in September 2013.
In 2013, the Board of Directors held eight meetings, with each director attending at least 75 percent of the aggregate meetings of the Board of Directors and each of the committees on which he served.
The Board of Directors of the Company has a standing Audit Committee, Compensation Committee and a Nominating and Governance Committee, each of which has a written charter. The committees' charters can be viewed at the Company's web site at http://www.mattson.com.
For a description of the principal functions of the Audit Committee, see “Report of the Audit Committee.” During 2013, the Audit Committee consisted of Messrs. Peterson, Kannappan and Smith; each of whom is independent for purposes of the NASDAQ listing standards. Our Board has determined that Mr. Peterson is the Audit Committee's “financial expert.” The Audit Committee held eight meetings during 2013.
The principal functions of the Compensation Committee are to approve compensation for the Chief Executive Officer ("CEO") based on guidelines from the Board, if any; approve compensation for other executive officers of the Company; to recommend to the Board the compensation of non-employee directors for service on the Board and committees of the Company; to review all components of executive officer and director compensation for consistency with the committee's compensation philosophy as in effect from time to time; to review compensation policies applicable to the entire Company; to oversee the administration of the Company's equity incentive and employee stock purchase plans; and to perform such other duties regarding compensation for employees, consultants and directors as the Board may delegate from time to time. During 2013, the Compensation Committee consisted of Messrs. Smith, Kannappan and Dyck, each of whom is independent for purposes of the NASDAQ listing standards. The Compensation Committee held three meetings during 2013.
The principal functions of the Nominating and Governance Committee are to identify individuals qualified to become Board members; select, or recommend to the Board, director nominees for each election of directors; develop and recommend to the Board criteria for selecting qualified director candidates; consider committee member qualifications, appointment and removal; recommend corporate governance principles applicable to the Company and provide oversight in the evaluation of the Board and each committee. During 2013, the Nominating and Governance Committee consisted of Mr. Nakayama, who was the Chairman of the Nominating and Governance Committee until his retirement in September 2013 and Messrs. Kramer and Peterson. Each of the members of the Nominating and Governance Committee is independent for purposes of the NASDAQ listing standards. The Nominating and Governance Committee held four meetings during 2013.

In addition, the Company's Board of Directors also has an ad hoc Strategy and Acquisition Committee, which consisted of Messrs. Smith, Peterson, Kramer and St. Dennis. Mr. Smith served as the Chairman of Strategy and Acquisition Committee until the appointment of Mr. St. Dennis as the Chairman of Strategy and Acquisition Committee in March 2014.

Director Attendance at Annual Stockholder Meeting
The Company typically schedules a Board of Directors meeting in conjunction with the Annual Meeting of Stockholders. The Company expects, but does not require, that all directors will attend the meeting, absent a valid reason, such as a schedule conflict. Last year, all members of the Board of Directors then in office, except for Mr. Nakayama, attended the 2013 Annual Meeting of Stockholders.

Risk Oversight
The Board of Directors, through its committees, is actively involved in overseeing risk management for the Company.
The Audit Committee, among other things, reviews the Company's financial risks and reviews the Company's policies with respect to risk assessment and risk management and internal controls that management has implemented to monitor or control such risks.
The Compensation Committee oversees risk management as it relates to the Company's compensation plans, policies and practices in connection with structuring its executive compensation programs and reviewing its incentive compensation programs for other employees, including evaluating whether the compensation programs may create an environment and/or incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.
The Company's compensation programs are intended to reward its employees for strong performance over the long-term, with consideration for near-term actions and results that strengthen the Company. Through periodic risk assessments of the Company's global compensation programs, the Company believes that the executive compensation programs do not encourage excessive and unnecessary risk-taking. The design of these compensation programs is intended to encourage the executive officers to remain focused on both the short- and long-term operational and financial goals of the Company.
The Nominating and Corporate Governance Committee oversees the Company's identification, categorization and evaluation of enterprise risks, as well as developing risk mitigation and response strategies.
Compensation of Directors

Compensation for non-employee directors is a mix of cash and equity-based compensation to reward directors for a year of service in fulfilling their responsibilities. The equity-based component for non-employee directors' compensation is intended to align their long-term interests with those of the Company's stockholders. The Company does not compensate its management director, Dr. Fusen E. Chen, President and Chief Executive Officer of the Company, for Board service in addition to regular employee compensation. Each year, the Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors and recommends changes, if any, to the Board. The following table provides compensation information for the year ended December 31, 2013 for each non-employee director:

Director	Fees Earned or Paid in Cash	Option Awards (1)	Stock Awards (1)	Total
Kenneth Kannappan	$63,000	$28,108	$12,840	$103,948
Scott Peterson	$54,000	$28,108	$12,840	$94,948
Kenneth Smith	$51,300	$28,108	$12,840	$92,248
Scott Kramer	$45,900	$25,297	$8,560	$79,757
Richard Dyck	$45,000	$25,297	$8,560	$78,857
Thomas St. Dennis (3)	$15,000	$38,570	$24,905	$78.475
Shigeru Nakayama (2)	$47,700	—	—	$47,700

_________________________

(1)
Represents the grant date fair value of stock option awards, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures. The Company uses the Black-Scholes option-pricing model to measure the fair value of stock options. For more information regarding the assumptions used in determining grant date fair value under FASB ASC Topic 718, refer to Note 10 Stock-based Compensation of the notes to the Company's consolidated financial statements included in the Company's 2013 Annual Report on Form 10-K.

(2)	Mr. St. Dennis joined the Company's Board of Directors on September 9, 2013.
(3)	Mr. Nakayama retired from the Company's Board of Directors on September 9, 2013.
In December 2012, as part of the Company's cost reduction program, the Compensation Committee decided to implement a 10 percent reduction in 2013 cash compensation paid to the Board and its committee members as compared to the amount paid for such services in 2012.
In 2013, as Chairman of the Board, Mr. Kannappan received an annual retainer of $63,000; as Chairman of the Audit Committee, Mr. Peterson, received an annual retainer of $54,000; as the Chairman of Compensation Committee, Mr. Smith received an annual retainer of $51,300; as the Chairman of the Nominating and Governance Committee until his retirement in September 2013, Mr. Nakayama received an annual retainer of $47,700; as the Chairman of the Nominating and Governance Committee from September 2013, Mr. Kramer received an annual retainer of $45,900; and as a non-employee director, Mr. Dyck received an annual retainer of $45,000. Mr. Thomas St. Dennis joined the Company's Board of Directors in September 2013, and received an annual retainer of $15,000 for the portion of 2013 he served the Company.
The Company grants stock options to non-employee directors as follows:
Upon the initial election or appointment of an individual to the Board of Directors, the non-employee director is granted (i) an option to purchase 25,000 shares and (ii) an award of 8,500 restricted stock units effective on the quarterly opening date of the Company's stock trading window immediately following the date of such appointment or election, with the vesting commencement date as of the date of appointment or election.
Each non-employee director who has continuously served on the Board for six months as of the date of the Annual Meeting of Stockholders is granted an option to purchase 18,000 shares of common stock and receives an award of 4,000 restricted stock units or, in the case of the Chairman of the Board or the chairs of the Audit Committee, Compensation Committee, Nominating and Governance Committee and other select committees, an option to purchase 20,000 shares of common stock, on the quarterly opening date of the Company's stock trading window immediately following the date of the Annual Meeting of Stockholders, with the vesting commencement date as of the date of the Annual Meeting of Stockholders and receives an award of 6,000 restricted stock units.
In July 2013, each of the non-employee directors who continuously served on the Board for six months as of the date of the Annual Meeting of Stockholders was granted an option to purchase 18,000 shares of the Company's common stock and received an award of 4,000 restricted stock units; or 20,000 shares of the Company's common stock and 6,000 restricted stock units if the non-employee director also served as a Chairman of a committee or Chairman of the Board of Directors.
Mr. Thomas St. Dennis joined the Company's Board of Directors in September 2013. He was granted an option to purchase 25,000 shares of the Company's common stock and received an award of 8,500 restricted stock units in October 2013.
Options granted and awards of restricted stock units to a non-employee director vest (i) the first 25 percent when the non-employee director completes 12 months of continuous service on the Board, and (ii) an additional 25 percent for each subsequent 12 months of continuous Board service thereafter, so as to be fully vested on the fourth anniversary date of the vesting commencement date subject to the director's continued service on the Board.
Option award amounts are presented based on their grant date fair market value, excluding the effect for estimated forfeitures, which the Company measures in accordance with FASB ASC Topic 718. For more information regarding the assumptions used in determining grant date fair value under FASB ASC Topic 718, refer to Note 10 Stock-based Compensation of the notes to the Company's consolidated financial statements included in the Company's 2013 Annual Report on Form 10-K.
Stockholder Communications with the Directors
Any stockholder wishing to communicate with the full Board of Directors or any individual directors regarding the Company may write to the director, c/o J. Michael Dodson, Secretary, Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, California 94538. Communications from stockholders to one or more directors will be collected and organized by the Company's Secretary under procedures approved by the independent directors. The Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. The Secretary may, at his discretion, not forward correspondence if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Secretary may, at his discretion, forward only representative correspondence.

Certain Relationships and Related Transactions, and Director Independence
Certain Relationships and Related Transactions
The Board has determined that during the year ended December 31, 2013 and subsequent to such date, there was no transaction or series of transactions, and there is no proposed transaction or series of transactions, to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000, and in which any director, executive officer, holder of more than five percent of the Company's common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
Policies and Procedures for Related Party Transactions
All employees, including the named executive officers and the Board of Directors are subject to the Code of Ethics and Business Conduct (the “Code”). The Code requires conduct to avoid actual or apparent conflicts of interests, and requires communications to the Company's Compliance Officer of any actual conflict of interest.
Pursuant to its charter, the Audit Committee reviews all “related party transactions” (those transactions that are required to be disclosed in this Proxy Statement by SEC Regulation S-K, Item 404 and under NASDAQ's rules), if any, for potential conflicts of interest or other improprieties. As part of the review, the Audit Committee considers the nature and terms of the transaction, the materiality and relative importance of the transaction to the related party and the Company, whether the transaction may impair the judgment of a director or officer of the Company and any other matters deemed important, before approving or ratifying any such related party transaction.
As an additional procedural step and consistent with the requirements of the SEC, NASDAQ and general corporate “best practices” proposals, the Board of Directors reviews all relevant transactions or relationships between each director and the Company, senior management and the Company's independent registered public accounting firm. During this review, the Board considers whether there are any transactions or relationships between directors or any of their immediate family members (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company's senior management or their affiliates. The Board consults with the Company's legal counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independence,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.
Director Independence
Under applicable NASDAQ listing standards, a majority of the members of the Company's Board of Directors must qualify as “independent,” as affirmatively determined by the Board. No director qualifies as independent unless the Board of Directors determines that the director has no direct or indirect material relationship with the Company. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. No family relationships by blood, marriage, or adoption, not more remote than first cousin, exist between any director, executive officer or director nominees. The Company reviews its relationship with any entity employing a director or on which a director currently serves as a member of the Board of Directors. In addition, the Company uses the questionnaire to obtain information on legal proceedings or actions in which directors are involved or other matters involving directors, which may require disclosure. In the past ten years, the directors, executive officers, and director nominees have not been involved in any legal proceedings subject to disclosure under SEC rules.
The Board has determined that a majority of its members are “independent” within the meaning of the NASDAQ listing standards. Specifically, the following members of the Board have been determined to be independent: Messrs. Dyck, Kannappan, Kramer, Peterson, Smith and St. Dennis.
Each member of the Compensation Committee and the Nominating and Governance Committee of the Board is independent within the meaning of the NASDAQ listing standards, and each member of the Audit Committee is independent under applicable NASDAQ listing standards and SEC rules.
The Company has entered into indemnification agreements with certain of its directors in which the Company has agreed to indemnify such directors to the fullest extent allowable under Delaware law if any such director is made a party to any action or threatened with any action as a result of such person's service or having served as an officer, director, employee or agent of the Company or having served, at the Company's request, as an officer, director, employee or agent of another company.
Compensation Committee Interlocks and Insider Participation
During 2013, the Compensation Committee consisted of Messrs. Dyck, Kannappan and Smith. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company.

PROPOSAL 2 - ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION
The Board of Directors recognizes the significant interest of stockholders in executive compensation matters. The Company is asking its stockholders to approve on a non-binding, advisory basis, the 2013 compensation paid to the Company's named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. The Company's compensation program is described in detail within “Compensation Discussion and Analysis” and in the tabular and narrative disclosures related to the named executive officers in this proxy statement.
The Company's major objective is to create value for its stockholders by building and maintaining technology leadership positions in the markets the Company serves in the semiconductor equipment industry. The Compensation Committee is responsible for overseeing executive pay and equity programs by reviewing and evaluating them on a regular basis, and if appropriate, revising them to ensure that they support the Company's business objectives. The objectives of the Company's executive compensation program are:

•	to reward performance and link executive compensation to the creation of stockholder value;

•	to align executive interests with the interests of the Company's stockholders by emphasizing the use of equity-based compensation;

•	to attract and retain high-performing and qualified executives by compensating them at levels that are competitive with peer companies and commensurate with corporate and individual performance; and

•	to optimize the use of compensation resources by strategically directing them to those areas where they will have the greatest impact on the long-term success of the Company.
The Board of Directors believes that the Company's current executive compensation program has been effective at linking executive compensation to the Company's performance and aligning the interests of the named executive officers with those of the stockholders.
Recommendation of the Board of Directors

This proposal, commonly known as “say-on-pay” vote, is advisory and the result of this vote will not bind the Company to a particular action. The Compensation Committee and the Board will consider the outcome of the vote when evaluating the Company's compensation policies and practices. The Company requests stockholder approval of the 2013 compensation of the named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement. This vote is not intended to address any specific element of compensation, but rather the overall compensation of the named executive officers and the compensation policies and practices described in this Proxy Statement.

The affirmative vote of the holders of the majority of shares present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of common stock of the Company is present and voting, is required for approval of this advisory proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote.

Accordingly, we ask that you vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Mattson Technology, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders of the Company pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2013 and the other compensation tables and narrative disclosure within the Executive Compensation section of such Proxy Statement.”

The Board unanimously recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed in this Proxy Statement.

PROPOSAL 3 - RENEWAL OF 1994 EMPLOYEE STOCK PURCHASE PLAN TERM BY TEN YEARS
General
The 1994 Employee Stock Purchase Plan (the “Purchase Plan”) was originally adopted by the Board of Directors and approved by the stockholders in 1994. In May 2004, the Board of Directors amended and restated the Purchase Plan, which was then approved by the stockholders, with an expiration date of May 19, 2014. To enable the Company to continue to provide long-term equity incentives, the Board of Directors has again amended and restated the Purchase Plan, subject to stockholder approval, to renew the term of the Purchase Plan by an additional ten years, with an expiration date of May 19, 2024.
The Purchase Plan provides a means by which employees may purchase common stock of the Company through payroll deductions and provides the Company an important incentive tool for our employees. The Purchase Plan helps the Company attract, retain and motivate the Company’s employees whose skills and performance are critical to our success. The Company strongly believes that the Purchase Plan is essential for the Company to compete for talent in the labor markets in which we operate.
Description of Purchase Plan, as amended
The following summary of the Purchase Plan, as proposed to be amended and restated, is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request, and is set forth in Appendix A.
General. The Purchase Plan includes an Internal Revenue Code (the "Code") Section 423 Plan Component. Our intention is to have the Code Section 423 Component qualify as an “employee stock purchase plan” under Section 423 of the Code. For purposes of this proposal, a reference to the “Purchase Plan” will mean the Code Section 423 Plan Component.
Option Periods. Shares of our common stock are offered for purchase under the Purchase Plan through a series of successive option periods (an “Option Period”). Each participant in the Purchase Plan is granted at the beginning of each Option Period an option to purchase through accumulated payroll deductions up to a number of shares of the common stock of the Company (an “Option”) determined on the first day of the Option Period. The Option Periods currently last 24 months, but the Committee will determine the length of each Option Period provided that no Option Period may exceed 27 months in duration. The Committee may designate separate offerings under the Purchase Plan (the terms of which need not be identical) in which employees will participate, even if the date of the applicable Offering Periods are identical. Each Option Period is comprised of a series of one or more successive purchase periods. Purchase periods within each Option Period last approximately six-months and shares are purchased on the last day of each six-month purchase period during the Option Period unless the participant has withdrawn from participation prior to such date. The Committee may vary the duration of the purchase periods. Purchases of stock under the Purchase Plan will depend on the contribution levels selected by the participants. Accordingly, future purchases under the Purchase Plan are not determinable. Defer to corporate on whether a plan benefits table showing historical purchases should be included. Our recommendation would be to include.
Shares Subject to Plan. Currently, a maximum of 6,175,000 shares of the Company’s common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, recapitalization, combination, or similar change in the Company’s capital structure or in the event of any reorganization, spin-offs, split-ups, rights offerings or reductions of shares of common stock. As of December 31, 2013, 2,574,053 shares were available for issuance under the Purchase Plan. We issued approximately 100,000 shares under the Purchase Plan in each of the years ended December 31, 2013, 2012 and 2011, with average purchase prices of $2.09, $1.23 and $1.29, respectively. At this time, we are not seeking an increase in the number of shares available under the plan as we believe the current pool will be adequate over the proposed additional ten-year term of the Purchase Plan.
Administration. The Purchase Plan is administered by the Compensation Committee of the Board of Directors (hereinafter referred to as the “Committee”). Subject to the provisions of the Purchase Plan, the Committee will interpret the Purchase Plan and any offerings of Options granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the Purchase Plan or any Options.
Eligibility. Generally, any full-time employee of the Company or of any subsidiary corporation of the Company designated by the Board of Directors for inclusion in the Purchase Plan is eligible to participate in an offering under the Purchase Plan so long as the employee is customarily employed for more than 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary corporation of the Company is entitled to participate in the Purchase Plan. Based upon the number of employees as of March 30, 2014, approximately 280 employees, including executive officers, were eligible to participate in the Purchase Plan.

Participation and Purchase of Shares. Participation in an Offering Period under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of the Offering Period (an “Entry Date”). Payroll deductions may not exceed 15% (or such lesser percentage specified by the Committee) of an employee’s compensation for any pay period during the Offering Period.
No participant will be granted an Option which permits the participant to accrue rights to purchase shares under the Purchase Plan at a rate which exceeds $25,000 in any calendar year in which the Option is outstanding (measured by the fair market value of the Company’s common stock on the first day of the Offering Period in which the shares are purchased), and the maximum number of shares subject to any Option during each Option Period shall not exceed 20,000 (subject to the adjustment provisions of the Purchase Plan).
On the last business day of each purchase period (an “Exercise Date” or “Purchase Date”) during an Offering Period, the Company issues to each participant in the Offering Period the number of shares of the Company’s common stock determined by dividing the amount of payroll deductions accumulated for the participant during that Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant’s Option for that Offering Period. Shares are purchased at the end of the Purchase Period at the per share purchase price not less than 85% of the lower of the fair market value per share of the Company’s common stock on the Entry Date or on the Purchase Date. The fair market value of the common stock on any relevant date generally will be the closing price per share on the prior trading day as reported on any established stock exchange or national market system. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next purchase period.
Merger, Liquidation, Other Corporation Transactions. In the event of the proposed liquidation or dissolution of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Committee in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the participants. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Committee, (1) each Option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Committee on or before the date of consummation of such merger, consolidation or sale shall be treated as an Purchase Date, and all outstanding Options shall be deemed exercisable on such date or (3) all outstanding Options shall terminate and the accumulated payroll deductions shall be returned to the participants.
Termination or Amendment. Subject to stockholder approval, the Board has amended the Purchase Plan to extend its term by ten years with an expiration date of May 19, 2024, unless earlier terminated by the Board, or until all of the shares reserved for issuance under the Purchase Plan have been issued. The Board of Directors may at any time amend or terminate the Purchase Plan, except that the approval of the Company’s stockholders is required for any amendment that materially increases the number of shares authorized for issuance under the Purchase Plan, materially modifies the requirements as to eligibility for participation in the Plan, materially increases the benefits accruing to participants, reduces the purchase price of Options, or extends the term of the Purchase Plan.
Purchase Plan Transactions for Certain Individuals
Given that the number of shares that may be purchased under the Purchase Plan is determined, in part, on our common stock’s value on the Entry Date or on the Purchase Date, and given that participation in the Purchase Plan is voluntary on the part of employees, the actual number of shares that may be purchased by an individual under the Purchase Plan is not determinable.
In 2013, the Company’s named executive officers did not purchase shares of Common Stock purchased under the Purchase Plan.
Summary of United States Federal Income Tax Consequences
The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.
The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon the sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than (1) two years from the first day of the applicable Option Period and (2) one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable Option Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.
The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.
Vote Required and Recommendation of the Board of Directors.
Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote. Abstentions and broker non votes will each be counted as present for purposes of determining the presence of a quorum.
The Board of Directors believes that the availability of an opportunity to purchase shares under the Purchase Plan is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interest of the Company.
The Board unanimously recommends a vote FOR approval of the amendment and restatement of the Purchase Plan to renew the plan term by ten years with an expiration date of May 19, 2024.

PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors of Mattson Technology, Inc. (the “Company”) recently conducted a competitive selection process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. The Audit Committee invited several public accounting firms to participate in this process, including PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for the year ended December 31, 2013. On April 9, 2014, PwC declined to stand for re-election as the independent registered public accounting firm for the Company. On April 13, 2014, the Audit Committee approved the appointment of Armanino LLP (“Armanino”) as the Company’s independent registered public accounting firm for the year ending December 31, 2014.
The audit reports of PwC on the Company’s consolidated financial statements as of and for the years ended December 31, 2013 and 2012 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2013 and 2012, and the subsequent interim period through April 9, 2014, there were no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosures or auditing scope and procedures which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the matter in their reports on the financial statements for such years. During the two fiscal years ended December 31, 2013 and 2012, and the subsequent interim period through April 9, 2014, there were no reportable events (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weakness in internal control over financial reporting as described by the Company in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”). The material weakness in internal control over financial reporting identified in the 2013 Form 10-K related to the existence, valuation and presentation of inventory. The Audit Committee has discussed these matters with PwC, and the Company has authorized PwC to respond fully to any inquiries by Armanino.
During the fiscal years ended December 31, 2013 and December 31, 2012 and the subsequent interim period through April 13, 2014, the Company did not consult with Armanino regarding any of the matters described in S-K 304(a)(2)(i) or S-K 304(a)(2)(ii).
Representatives of Armanino and PwC are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Although Stockholder ratification of the selection of Armanino as the Company's independent registered public accountants is not required by the Company's Bylaws or otherwise. The Company is submitting the selection of Armanino to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change could be in the best interest of the Company and its stockholders.
Recommendation of the Board of Directors
The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of common stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. Your broker will continue to have discretion to vote any uninstructed shares. If your broker does not vote pursuant to this, such broker non-votes will have no effect on the outcome of this vote.
The Board unanimously recommends a vote “FOR” the ratification of the appointment of Armanino to serve as the Company's independent registered public accounting firm for the year ending December 31, 2014.

Audit and Related Fees
The following table shows fees paid by the Company for professional services rendered by PwC, the Company's predecessor independent registered public accounting firm for the years ended December 31, 2013 and 2012:

	2012	2013
Audit Fees	$910,348	$1,053,580
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$910,348	$1,053,580
Audit Fees represent professional services rendered for the audit of the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K, review of the interim consolidated financial statements included in quarterly reports on Form 10-Q, audit and assessment of the Company's internal controls over financial reporting and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. The 2013 amount included $154,400 related to work PwC performed in connection with our shelf registration and recent equity offering.
Audit-Related Fees represent assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with attestation services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
Tax Fees represent professional services for federal, state and international tax compliance, tax advice and tax planning.
All Other Fees represent services other than the services described above.
All of the services reflected in the table were pre-approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services, and is generally subject to a specific budget. The independent registered public accounting firm and management periodically reports to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and report on the same at the next regularly scheduled meeting.

EXECUTIVE OFFICERS

Executive Officer	Age	Title
Fusen E. Chen	54	President and Chief Executive Officer and Director
J. Michael Dodson	53	Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary
Hoang H. Hoang	53	Senior Vice President, Global Business Operations

Fusen E. Chen - President and Chief Executive Officer and Director
Dr. Fusen E. Chen has served as the Company's President and Chief Executive Officer and director since February 2013. From September 2009 to June 2012, Dr. Chen was Executive Vice President at Novellus Systems, Inc. ("Novellus"), a semiconductor equipment manufacturer with responsibility for all product business units. From October 2005 to September 2009, Dr. Chen was the Chief Technology Officer at Novellus, with the responsibility for defining the company's technology strategy and direction. Prior to joining Novellus, Dr. Chen spent 10 years at Applied Materials, Inc., most recently as the group vice president and general manager for the company's copper physical vapor deposition and interconnect product business group. Dr. Chen earned his Ph.D. and B.S. degrees in Materials Science and Engineering from the State University of New York and Tsing Hua University (Hsinchu, Taiwan), respectively. Dr. Chen also serves on the Board of Directors of RDA Microelectronics, Inc., a public fabless semiconductor company.

J. Michael Dodson - Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary
Mr. Dodson has served as the Company's Chief Operating Officer since October 2012, adding to his responsibilities of Chief Financial Officer, Executive Vice President, and Secretary since joining the Company in October 2011. Prior to joining the Company, Mr. Dodson served as Senior Vice President and Chief Financial Officer at DDi Corp., a provider of printed circuit board engineering and manufacturing services, from January 2010 until his resignation in October 2011. Before joining DDi Corp., Mr. Dodson served as a partner at Tatum, LLC, a provider of executive services on an interim or special project basis, from October 2009 to January 2010, and served from December 2005 to January 2009 as Senior Vice President and Chief Financial Officer with eTelecare Global Solutions, Inc., a provider of business process outsourcing services. Mr. Dodson holds a B.B.A. degree from the University of Wisconsin-Madison. Mr. Dodson also serves on the Board of Directors of Sigma Designs, Inc, a leading provider of system-on-chip ("SoC") solutions.

Hoang H. Hoang - Senior Vice President Global Business Operations
Mr. Hoang has served as the Company's Senior Vice President, Global Business Operations since March 2013. Prior to joining the Company, from November 2004 to July 2012, Mr. Hoang held various sales management positions at Novellus Systems, Inc., most recently as Vice President of Sales and Business Development. Mr. Hoang’s career spans nearly thirty years, with experience at a variety of leading semiconductor and semiconductor capital equipment companies; including Applied Materials, STMicroelectronics and Texas Instruments. In addition to his skills in engineering, marketing and sales, Mr. Hoang provides valuable experience in establishing and managing international sales and service operations, particularly in Asia. Mr. Hoang holds a B.S. degree in Chemistry and M.S. in Materials Engineering from Wayne State University in Michigan. Mr. Hoang also serves on the Board of Directors of Cenergy Power, a leading commercial and utility solar integrator.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis provides detailed information regarding the executive compensation programs as well as the arrangements that the Company employed for the named executive officers in 2013. During 2013, the Company's named executive officers were as follows:

•	Fusen E. Chen, President and Chief Executive Officer and Director (Since February 19, 2013)

•	J. Michael Dodson, Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary

•	Hoang H. Hoang, Senior Vice President, Global Business Operations (Since March 4, 2013)

•	David Dutton, Former Chief Executive Officer, President and Director (Until February 19, 2013)
Overview of Compensation Program
The Company's main objective is to create value for its stockholders by building and maintaining technology leadership positions in the markets the Company serves in the semiconductor equipment industry. The Compensation Committee is responsible for overseeing executive pay and equity programs by reviewing and evaluating them on a regular basis, and if appropriate, revising them to ensure that they support the Company's business objectives. The objectives of the Company's executive compensation program are:

•	to reward performance and link executive compensation to the creation of stockholder value;

•	to align executive interests with the interests of the Company's stockholders by emphasizing the use of equity-based compensation;

•	to attract and retain high-performing and qualified executives by compensating them at levels that are competitive with peer companies and commensurate with corporate and individual performance; and

•	to optimize the use of compensation resources by strategically directing them to those areas where they will have the greatest impact on the long-term success of the Company.
The Compensation Committee oversees and administers the Company's executive compensation program in accordance with the Compensation Committee charter, which is accessible via the “Corporate Governance” link at www.mattson.com. The Compensation Committee meets annually to assess both the Company's and executive officers' performance against the goals that were set for the year, and to establish compensation plans for the following year. In creating such compensation plans, the Compensation Committee reviews all components of executive compensation for consistency with the Company's compensation philosophy and considers developments in compensation practices outside of the Company.
In addition, the Compensation Committee oversees and administers the Company's compensation program for non-executive employees. The Board has delegated to a committee comprised of the Company's CEO and CFO the authority to grant stock options under the 2012 Equity Incentive Plan, as amended, to certain employees below the executive officer level, subject to specified limitations and guidelines.
The Compensation Committee meets annually with the CEO, and members of the human resources department to obtain recommendations with respect to the Company's compensation practices and to review the information used to support these recommendations. Management makes recommendations to the Compensation Committee on the base salaries, bonus award achievements for the previous year and targets for the following year, performance goals, and equity compensation for executive officers and certain other employees. The Compensation Committee considers management's recommendations in determining the compensation plan that it ultimately approves. Management also presents information on the performance of both the Company and the executive officers to the Compensation Committee. This information is used by the Compensation Committee to determine the cash bonuses for the year then ending, salary determinations for the following year, and equity compensation. The Compensation Committee discusses the executive officers' compensation with the CEO, but makes decisions with respect to the CEO's compensation without him present.
The Compensation Committee has the authority to engage independent advisers to assist it in carrying out its responsibilities. The Compensation Committee currently utilizes the services of Farient Advisors, LLC (“Farient”), an independent executive compensation and performance advisory firm, to provide independent advice on various areas of executive compensation. At the request of the Compensation Committee, Farient provides information, analysis, and recommendations on the competitiveness and design of the Company's executive compensation program, the Company's goal-setting processes, the Company's change in control agreements, director compensation, and other aspects of compensation, as needed. Farient performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. The Compensation Committee has assessed the independence of Farient pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Farient from independently representing the Compensation Committee.

Risk Assessment Related to the Company's Compensation Program
The Compensation Committee regularly reviews all elements of the Company's overall compensation programs and has reviewed and discussed the concept of risk as it relates to the Company's compensation programs. In working with management and Farient, the Compensation Committee has concluded that none of the Company's compensation programs create risks that are reasonably likely to have a material adverse effect on the Company. As part of this process, the Compensation Committee conducted a detailed annual evaluation of the mix and design of the Company’s compensation program and analyzed data regarding employee turnover and morale, the Company's equity grant history, competitive executive compensation, recent stockholder returns and the overall financial performance.
The incentive portions of each employee's pay links performance-based short-term and long-term rewards to financial goals that serve the interests of the Company and the Company's stockholders without encouraging unnecessary or excessive risk taking by Company employees. While individual business unit executives may have a mixture of business unit and corporate goals, the compensation goals of the named executive officers are set on overall Company performance; performance targets are set on an annual basis and include both short-term financial goals as well as long-term product development initiatives; and short- and long-term performance goals are regularly reviewed and evaluated by the management team during the year.
The Compensation Committee recognizes that the Company's compensation program will be subject to the claw back provisions of the Dodd-Frank Act when and if they come into effect. The Company will adhere to all applicable future regulations of the SEC, NASDAQ and other governmental authorities regarding obligations to require disgorgement of erroneous or excessive compensation.
Resignation of David Dutton and Release Agreement
On April 2, 2013, the Company entered into a Release Agreement with Mr. Dutton in connection with his departure as Chief Executive Officer, President and Director. The discussion of compensation programs in this Compensation Discussion and Analysis for Mr. Dutton only pertains to the special compensation arrangements associated with the Release Agreement, which are described immediately below.
The Release Agreement implemented certain payments under the existing Severance and Executive Change in Control Agreement with Mr. Dutton by provided that Mr. Dutton will receive (i) a severance payment of $364,500 which comprises one year base salary as of February 19, 2013 (the "Separation Date"), after taking into account the voluntary 10% reduction in such salary taken by Mr. Dutton and the additional 10% reduction in such salary imposed by the Company's furlough program and (ii) reimbursement of COBRA coverage expenses for the earlier of the twelve months after the Separation Date, or until Mr. Dutton has secured other employment. In addition, under the Release Agreement, Mr. Dutton has agreed to a customary release of any and all claims occurring up until and including the effective date of the Release Agreement.
Elements of Compensation
In structuring the Company's compensation program, the Compensation Committee seeks to select the types and levels of compensation that will further its goals of rewarding performance, linking executive compensation to the creation of stockholder value, attracting and retaining highly qualified employees and maximizing long-term stockholder returns. Consistent with these goals, the Company's executive compensation program generally consists of a mix of base salary, cash bonus, and stock options, and may include restricted stock units (“RSU”) with service-based or performance-based vesting. Based on a review of compensation practices of its peer group, the Compensation Committee believes that offering a mix of compensation types is necessary to attract and retain executive talent and achieve the Company's goals. The Compensation Committee evaluates the mix of compensation types annually based on the Company's needs and prevailing market practices.
A description of each of the elements of compensation, and the role of each in the total compensation package, is described below:
Base Salary provides a fixed compensation element to employees for their performance of ongoing job-related responsibilities. An adequate salary commensurate to the position helps the Company attract and retain talent, and provides recognition to the employee based on their level, experience and individual performance.
Short-Term Incentive Plans include performance-based annual cash incentives for the CEO and CFO and semi-annual cash incentives for other executives. These rewards encourage executives to meet or exceed the Company's financial and strategic objectives.
Long-Term Incentive Plans are delivered in the form of stock options and RSUs. The RSUs include grants with service-based vesting and performance-based vesting. Stock price appreciation is typically linked to the financial performance of the Company. These awards help to strengthen the linkage between the economic interests of our named executive officers and the interests of the Company's shareholders.

Retirement and Welfare Benefits include medical, dental, vision, life insurance, long-term disability insurance, a tax-qualified 401(k) plan and a non-qualified deferred compensation plan which was suspended in early 2013. These benefits are required to attract and retain talent, provide employees with reasonable security and are generally offered to all employees on a non-discriminatory basis.
During 2013, the compensation for the named executive officers and management employees consisted primarily of base salary, stock option awards and RSUs. This compensation mix reflects the Company's continued focus on conserving cash after emerging from the downturn of the semiconductor equipment industry and the Company's continued commitment towards profitability.
Base Salary
The Compensation Committee sets executive salaries on an annual basis, either in December of each year for the following year, or at the time of promotion. In setting base salary levels, the Compensation Committee considers a variety of factors, both quantitative and qualitative, with the ultimate goal of rewarding positive performance and remaining competitive in attracting and retaining executive talent.
Base salaries are determined in accordance with each executive's position, performance, experience, skills and market practices. In addition, the Compensation Committee takes into account the CEO's recommendations for executive positions that are reviewed by the Compensation Committee. The Compensation Committee retains the discretion to consider individual and corporate performance, prior experience, length of employment, existing and historic salary levels, internal consistency among employee pay levels, external pressures to attract and retain talent, and market conditions when making individual pay decisions. The Compensation Committee evaluates each of these factors in its judgment; they are not measured in any quantitative way nor is there an explicit weighting applied to these factors.
For 2013, after taking into consideration the compensation targets, management's recommendations, Company performance, and the external consultant's recommendation, the Compensation Committee decided to maintain the base salaries for the Company's named executive officers at 2012 levels because it believed that existing salary levels were adequate in light of market data and Company performance.
The Compensation Committee approved the following base salary increases for the Company’s named executive officers for 2014, based on competitive market data provided by the Compensation Committee’s external consultant and an assessment of each officer’s performance. Additionally, the mandatory furlough program that the Company implemented in September 2012 as a cost-reduction measure was discontinued in September 2013. The base salaries for the Company's named executive officers for 2013 and 2014 are as follows:

Name and Title	2013	2014
Fusen E. Chen (1)	450,000	475,000
President and Chief Executive Officer and Director
J. Michael Dodson (2)	315,000	330,000
Chief Operating and Financial Officer, Executive Vice-President and Secretary
Hoang H. Hoang (3)	295,000	320,000
Senior Vice President of Global Business Operations
_____________________

(1)
Dr. Fusen E. Chen joined the Company as President and Chief Executive Officer and Director on February 19, 2013. Dr. Chen's base salary was $400,000 from February 19, 2013 to September 29, 2013 and increased to $450,000 from September 30, 2013 to December 31, 2013 after termination of the furlough program in effect when he first joined the Company. During 2013, Dr. Chen was paid total salary of $355,982 which consisted of his base salary pro-rated for the portion of 2013 he served with the Company.

(2)	In 2013, Mr. Dodson was paid total salary of $286,305, which reflected a 10% reduction in such salary imposed by the Company's mandatory furlough program from September 2012 to September 2013.

(3)
Mr. Hoang joined the Company as Senior Vice President of Global Business Operations on March 4, 2013. During 2013, Mr. Hoang was paid total salary of $233,521 which consisted of his base salary pro-rated for the portion of 2013 he served with the Company and also reflected a 10% reduction in such salary imposed by the Company's mandatory furlough program which was in place through September 2013.

Short-Term Incentive Plans
Short-Term Cash Bonus
The Company's named executive officers are generally eligible to receive cash bonuses under the Executive Corporate Bonus Plan (“ECBP”) based upon the Company's achievement of performance targets set by the Compensation Committee. The Compensation Committee believes that the practice of awarding cash bonuses based on the achievement of performance targets furthers the Company's goal of strengthening the connection between the interests of management and the Company's stockholders. Performance-based awards are also an important tool for motivating management to achieve the financial and operating results considered by the Compensation Committee to be the most significant to the Company's long-term health and profitability. The short-term cash bonuses are evaluated and paid annually for the CEO and CFO, and semiannually for all other employees participating in the incentive plans. The bonus targets, as a percentage of base salary, for the Company's executive officers for 2013 and 2014 are as follows:

	Target Bonus Level (1)		Maximum Bonus Level (1)
Name and Title	2013	2014	2013	2014
Fusen E. Chen (2)	100%	100%	200%	200%
President and Chief Executive Officer and Director
J. Michael Dodson	60%	70%	120%	140%
Chief Operating Officer, Chief Financial Officer, Executive Vice-President and Secretary
Hoang H. Hoang (3)	40%	60%	80%	120%
Senior Vice President of Global Business Operations
_____________________
(1) Traditionally, the Compensation Committee determines the executive officers' cash bonuses by comparing the performance of the Company against the performance targets set at the beginning of the year. The Compensation Committee normally determines the targets for the following year at the same meeting. Target and maximum bonuses are defined by reference to each executive officer's base salary.
(2) Dr. Chen joined the Company as President and Chief Executive Officer and Director on February 19, 2013.
(3) Mr. Hoang joined the Company as Senior Vice President of Global Business Operations on March 4, 2013.
In 2013, the performance goals were weighted based upon the Compensation Committee's view of its significance to the Company's overall objective of successfully achieving its financial objectives. Consequently, the executive officers' 2013 cash bonuses were determined based on the Company's pre-tax operating income and gross margin. If the Company achieves 67 percent of its goal for pre-tax operating income and gross margin, which is the plan threshold, then the executive officers can receive up to 50 percent of their target bonus. When the Company achieves 100 percent of its goal for pre-tax operating income and gross margin, the plan will be funded at 100 percent of the executive's target award. An executive may receive up to 2 times of their target bonus award upon achievement of pre-tax operating income and gross margin percentage amounts in excess of the Company's goals.
It is the Company's belief that the disclosure of the specific strategic objectives of gross margin targets for 2013 could result in significant competitive harm by revealing key elements of our business strategy. The objectives were based on the achievement of objective and quantifiable financial results. Each special strategic goal was tied to a defined event that was expected to significantly strengthen the Company's operating results and financial performance, positioning for future performance, and the ability to execute successfully on the licensing platform and business model. The targets are challenging for the executive officers to achieve. The purpose of this annual cash incentive program is to provide a direct financial incentive to encourage executives to meet or exceed our annual corporate operating income goals. The Compensation Committee believes that, for the executives to earn their target bonuses, the Company will have to perform at a sustained level of profitability. The Compensation Committee retains the discretion to increase or decrease cash bonuses above or below the amounts determined such increases or decreases are considered when the Compensation Committee believes they may aid the Company in meeting its overall compensation goals or when extraordinary circumstances otherwise warrant.
In December 2012, the Compensation Committee voted to continue the ECBP for fiscal year 2013 under the same general structure that was used in 2012. For 2013, the named executive officers' cash bonuses were determined based on the Company's pre-tax operating income and gross margin. The Company did not achieve the targets set under the 2013 ECBP and therefore the executive officers did not receive a bonus payout in 2013.
In December 2013, the Compensation Committee approved changes to the ECBP for fiscal year 2014 to encourage further improvement in corporate profitability. For 2014, the named executive officers' cash bonuses will be determined based on the Company's annual operating profit percentage, which the Compensation Committee believes is a key operating performance metric that reflects important competitive and business elements such as product acceptance by our customers, market share, and cost discipline. If the Company achieves 25 percent of its goal for operating profit percentage, which is the plan threshold, then the executive officers can receive up to 25 percent of their target bonus. When the Company achieves 100 percent of its goal for operating profit percentage, the plan will be funded at 100 percent of the executive's target award. The upside maximum bonus for an executive is 2 times their target bonus, and will only be funded if the Company achieves a predetermined percentage of the operating profit that is above the Company’s target operating profit percentage.
Long-Term Incentive Plans
Stock Options and RSUs
In addition to any performance based cash compensation, the Company generally seeks to align the interests of stockholders and executive officers by making equity-based compensation a significant component of its executive compensation packages. The Company awards options to purchase stock and/or RSUs under its 2012 Equity Incentive Plan, which amended and restated the 2005 Equity Incentive Plan. The Compensation Committee believes that granting a mix of stock options and RSUs over time is an effective plan design as it provides a balance between performance and retention incentives while controlling share dilution.
The Company generally makes grants of stock options and RSUs to eligible employees, including the named executive officers, upon commencement of employment and on an annual basis. It also makes periodic grants in connection with employee promotions and other special events. Annual equity compensation awards to named executive officers are determined by the Compensation Committee and/or Board at its December meeting or shortly thereafter.

•
The grant date for all annual grants is the quarterly opening date of the Company's stock trading window immediately following the annual review process, provided that the requisite approval is obtained on or prior to such date.

•
The grant dates for new hire awards is the date the employee begins work, provided the requisite approval is obtained on or prior to such date; and provided that, if such approval date is after commencement of employment during a trading blackout period, awards will be granted on the first day after the next trading window opens. The vesting commencement date generally is the date of commencement of employment.

•
The grant dates for promotional or special award grants is the opening date of the Company's stock trading window immediately following such promotion or special award notification provided that the requisite approval is obtained on or prior to such date. The vesting commencement date is the date of the promotion for the employee.

In 2013, the Compensation Committee elected to make all employee equity grants in the form of stock options. It is the perspective of the Company and the Compensation Committee that at current share prices, stock options are the most effective equity incentive vehicle to attract and retain executive talent through a difficult economic environment as stock options provide an attractive upside opportunity with the recovery of the Company's share price.
In 2013, the Compensation Committee granted key employees with an annual grant of stock options based on focal reviews and management recommendations on who should participate in the program. The stock option grants were based on an assessment of the potential impact of each individual on the Company's future success, competitive pay and retention considerations.
All stock options are granted with an exercise price equal to their fair market value on the date of grant, which is equal to the closing price of the Company's common stock as quoted on the NASDAQ Global Select Market on the date of grant. Options typically vest over a period of four years at a rate of 25 percent after the first year and 1/48th of the initial amount granted each month thereafter. All grant vesting is conditioned upon continued employment with or service to the Company through each vesting date.
In determining the number and terms of stock options to be granted for 2013, the Compensation Committee considered the total dilution impact from equity grants, recognizing that it would not be possible to provide a competitive dollar value of grants in a year of particularly low share prices without reaching unacceptable levels of dilution. As a result, grants were determined by considering the total number of shares to be granted to all employees, the need to retain key talent, historical grant practices and the competitive market for individual executives. In terms of the number of options granted, the Company remains competitive with industry peers and substantially below recommended limits as promulgated by certain institutional investor advisory firms. For the named executive officers, the specific grants approved for 2013 were as follows:

Name and Title	Options Awards	Stock Awards
Fusen E. Chen	375,000	375,000
President and Chief Executive Officer and Director
J. Michael Dodson
Chief Operating Officer, Chief Financial Officer, Executive Vice-President and Secretary	125,000	—
Hoang H. Hoang
Senior Vice President of Global Business Operations	100,000	—
______________________

(1)
Dr. Chen joined the Company as President and Chief Executive Officer and Director on February 19, 2013. He was granted an option to purchase 375,000 shares of common stock on February 19, 2013 at a per share exercise price of $1.39 and he was also awarded 375,000 RSUs.

(2)	Mr. Dodson was granted an option to purchase 125,000 shares of commons stock on March 4, 2013 at a per share exercise price of $1.17.

(3)
Mr. Hoang joined the Company as Senior Vice President of Global Business Operations on March 4, 2014 and was granted an option to purchase 100,000 shares of common stock at a per share exercise price of $1.17.

Retirement and Welfare Benefits
Deferred Compensation Plan
In January 2006, the Compensation Committee implemented a non-qualified deferred compensation plan (the “NQDC Plan”), which allows eligible employees, including executive officers, and members of the Board of Directors to voluntarily defer receipt of a portion of their base salaries, cash bonuses or directorship fees, as the case may be, thereby allowing the participating employee or director to defer taxation on such amounts. The NQDC Plan is offered to eligible employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as the Company's 401(k) Plan, discussed below. In addition, the Company, acting through the Board of Directors, may make discretionary contributions to the accounts of one or more NQDC Plan participants. The Compensation Committee determined the terms of the NQDC Plan after consulting with Pen-Cal Administrators, a non-qualified deferred compensation management agency.
The NQDC plan was terminated in January 2013 because it was determined that the benefits to the employees were outweighed by the administration costs of this plan.
401(k) Plan
The Company maintains a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Historically, the Company has matched employee contributions to his or her 401(k) account, up to a maximum of 3 percent of such employee's base salary. In March 2009, the Company suspended its program to match employee contributions to their 401(k) accounts in an effort to reduce costs due to the then-current financial position of the Company. In July 2011, the Company reinstated its program to match employee's 401(k) contribution. During 2013, the Company matched 50% of employee contributions up to a maximum of 1.5 percent of the annual base salary. In December 2013, the Compensation Committee approved to increase the employer contributions to match up to 20% of employee contributions, not to exceed $3,000 annually starting in 2014.
Other Compensation
The Company offers a number of other benefits to its executive officers pursuant to benefit programs that are provided to the Company's broad-based employee population, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits. The Company believes that these benefits are necessary for it to compete effectively for employee talent and that the availability of these benefits programs enhances employee health, productivity and loyalty to the Company. These generally available benefits do not directly factor into decisions regarding executive officers' total compensation packages.
Pay Benchmarking
The Company believes that, on average, its executive pay should be positioned at the median of the market for competitive average performance, at above market for above average performance, and conversely, at below market for below average performance. To execute this compensation positioning strategy, the Compensation Committee compares the Company's target compensation, including the mix, for its executive officers against target compensation and mix in similar companies. In addition, the Compensation Committee references an expanded peer group to compare pay design and practices.

While the Compensation Committee considers pay benchmarking data, it does not set non-executive officer compensation based on a formulaic comparison to such data.
In December 2012, the Company performed its annual pay benchmark review and used the analysis from that review to make decisions regarding executive pay for 2013. In connection with the December 2012 review, Farient revised the peer group to adjust for companies that no longer fit within the screening criteria, approved by the Compensation Committee, which includes a revenue range of approximately $100 million to $500 million and a business focus that includes either capital equipment or highly engineered equipment components used in Semiconductor manufacturing. As a result of this revision, one peer was removed (FSI International, Inc.), from the prior year's peer group due to it being acquired. The updated peer group is comprised of the following 12 companies:

Specific Peers:
Advanced Energy Industries, Inc.	Form Factor, Inc.
Amtech Systems, Inc.	LTX-Credence Corporation
Axcelis Technologies, Inc.	Nanometrics, Inc.
Cascade Microtech, Inc.	Rudolph Technologies, Inc.
COHU, Inc.	Ultra Clean Holdings, Inc.
Electro Scientific Industries, Inc.	Ultratech, Inc.
The expanded peers, which were reviewed for pay structure data but excluded from the pay level benchmark since they fell outside of the prescribed screening criteria, include:

Applied Materials, Inc.
KLA-Tencor Corporation
Lam Research Corporation
In December 2013, the Company performed its annual pay benchmark review and used the analysis from that review to make decisions regarding executive pay for 2014. In connection with the December 2013 review, the Compensation Committee approved the removal of three peers (Advanced Energy Industries, Inc., Cascade Microtech, Inc., and Amtech Systems, Inc.), based on such companies not meeting the screening criteria which includes a revenue range of approximately $100 million to $500 million and a business focus that includes either capital equipment or highly engineered equipment components used in Semiconductor manufacturing. To replace these peers, the Compensation Committee approved the addition of three peers (Brooks Automation, Inc., Cabot Microelectronics Corp., and Intevac, Inc.) The updated peer group is comprised of the following 12 companies:

Specific Peers:
Axcelis Technologies, Inc.	Intevac, Inc.
Brooks Automation, Inc.	LTX-Credence Corporation
Cabot Microelectronics Corp.	Nanometrics, Inc.
COHU, Inc.	Rudolph Technologies, Inc.
Electro Scientific Industries, Inc.	Ultra Clean Holdings, Inc.
Form Factor, Inc.	Ultratech, Inc.
The expanded peer group remains consistent from 2013 and 2014 and are as follows:

Applied Materials, Inc.
KLA-Tencor Corporation
Lam Research Corporation
In addition to using this peer group of companies, the Company used compensation data from recognized surveys of high-technology companies to help determine market-based compensation for executive-level positions as reviewed by the Compensation Committee.

Stock Ownership Guidelines
The Compensation Committee has established stock ownership guidelines for our executive officers which are set forth in the Company's Governance Guidelines. The program is intended to further motivate executives to focus on the Company's long-term performance, drive high performance among individuals within the organization overall, and align the Company's executives with its stockholders. The Stock Ownership Guideline levels are set as a specific number of shares determined as follows: the chief executive officer of the Company should hold at least 75,000 shares and each “executive officer” other than the chief executive officer (as determined by the Board) should hold at least 50,000 shares. Shares counted for this purpose shall include shares owned outright by the executive officer, shares owned jointly with, or separately by spouse and/or minor children, including shares held in trusts, vested restricted stock units, and the embedded value of unexercised stock options (both vested and unvested) converted into share equivalents, based on the average stock price for the entire fiscal year. Executive officers will have five (5) years to meet these ownership guidelines from the date of adoption. Going forward, new executive officers will have five (5) years from the time they become executive officers to meet the ownership guidelines.
As of December 31, 2013, all of the Company's executive officers were in compliance with the stock ownership guidelines.
Compensation of Chief Executive Officer
The Compensation Committee reviews the CEO's total compensation package on an annual basis in December of each year. When conducting this review, the Compensation Committee considers the CEO's contributions to the Company's performance and peer benchmark data.
Compensation for the CEO differs from pay practices for the Company's other executive officers based on the CEO's level of responsibility and accountability for overall corporate performance. As a result, the CEO's targeted compensation is greater than that of other executives, has a higher risk-reward composition and is linked to the Company's financial performance. These differences are also reflected in the peer benchmark data.
Dr. Chen joined the Company as President and Chief Executive Officer and Director on February 19, 2013. Dr. Chen's annual base salary was $400,000 and increased to $450,000 on September 30, 2013 upon termination of the Company's furlough program. Dr. Chen was not awarded a cash bonus for 2013.
Dr. Chen was granted an option to purchase 375,000 shares of common stock and was awarded 375,000 RSUs, with both grants having a four-year vesting period. The fair value of the stock option and RSU awards was approximately $321,000 and $514,000, respectively, as measured on the date of grant in accordance with FASB ASC Topic 718, excluding the effect for estimated forfeitures.
For more information regarding the method and assumptions used in the determination of the fair value of stock options refer to Note 10 Stock-Based Compensation of the notes to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.
Post-Employment Compensation
The Company recognizes that it is possible that it could undergo a change in control, and that this possibility could result in the departure or distraction of the executive officers to the detriment of the Company and its stockholders. Consequently, the Company has entered into agreements with its executive officers and other senior executives that provide them with certain benefits upon the termination of their employment following a change in control of the Company. These benefits include the continuation of salary and medical and dental insurance coverage and the accelerated vesting of stock awards. The Company believes that these agreements will help to maintain the continued focus and dedication of the executive officers to their assigned duties without the distraction that could result from the possibility of a change in control, and that these agreements represent common market practice in the industry.
For additional information on these Change in Control Agreements, see “Executive Compensation-Employment Contracts, Termination of Employment and Change in Control Arrangements,” below.
2013 Say-on-Pay Vote
In May 2013, we held our advisory vote regarding the 2012 compensation of our named executive officers at our annual stockholder meeting and, consistent with the recommendation of our Board, our stockholders voted in favor of our executive compensation, with approximately 89 percent of votes cast in favor.  Consistent with this strong vote of stockholder approval, we have not undertaken any material changes to our executive compensation programs in 2013.  In keeping with the recommendation of our Board, our stockholders also expressed a preference that future advisory stockholder votes regarding the compensation of our named executive officers be held on an annual basis and our Board determined to hold an advisory vote to approve the compensation of the named executive officers every year. The Compensation Committee is committed to ensuring that the compensation programs for which it is responsible for are consistent with the Company's pay for performance policy, and delivers appropriate results given performance and business conditions. Stockholder feedback through this advisory vote will remain an important input into the Compensation Committee's work on compensation design and disclosure.
Accounting and Tax Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1.0 million paid to certain executive officers in a taxable year. Compensation above $1.0 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. Income from options granted under the Company's stock option plan would generally qualify for a deduction under these restrictions so long as the options are granted by a committee whose members are non-employee directors. Income from RSUs with time-based vesting will not qualify for a deduction under these restrictions. The Compensation Committee believes that at the present time it is unlikely that the salary and bonus compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1.0 million. However, it is possible that the vesting of RSUs in the future could cause a payment that is subject to the deduction limit. The Compensation Committee has established a policy for determining the forms of incentive compensation awarded to its executive officers that qualify as “performance-based compensation,” namely achievement of corporate goals and individual objectives. The Compensation Committee intends to continue to evaluate the effects of the Internal Revenue Code and any U.S. Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable.
Taxation of “Parachute” Payments and Deferred Compensation
Section 280G and related Internal Revenue Code sections provide that executive officers and directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain limits, and that the Company or its successor could lose a deduction on the amounts subject to the additional tax. The Company has not provided any executive officer with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G.
Section 409A of the Internal Revenue Code also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, the Company has structured its NQDC Plan and equity awards in a manner intended to comply with the applicable Section 409A requirements.
Accounting for Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718. This authoritative guidance requires the Company to measure the fair value of all stock-based awards, including stock options and RSUs on the date of grant and to recognize the related stock-based compensation expense over the requisite service period, which is generally the vesting period. For more information regarding the Company's accounting for stock-based compensation refer to Note 10 Stock-based Compensation of the notes to the Company's consolidated financial statements included in the Company's 2013 Annual Report on Form 10-K.

EXECUTIVE COMPENSATION
Summary Compensation Table for the Years Ended December 31, 2013, 2012 and 2011
The following table presents information for the years ended December 31, 2013, 2012 and 2011 regarding the compensation paid to the Company's named executive officers:

Name and Title	Year	Salary		Bonus		Stock Awards (9)	Options Awards (10)	All Other Compensations		Total
Fusen E. Chen	2013	$355,982	(1)	—		$513,750	$321,450	$2,355	(11)	$1,193,537
President and Chief Executive Officer and Director
J. Michael Dodson	2013	$286,305	(2)	—		—	$91,512	$30,552	(12)	$408,369
Chief Operating Officer, Chief Financial Officer, Executive Vice-President and Secretary	2012	$310,154	(2)	—		—	$229,015	$28,672	(13)	$567,841
	2011	$65,423	(3)	$70,000	(4)	—	$108,405	$1,035		$244,863
Hoang H. Hoang	2013	$233,521	(5)	—		—	$73,210	$1,203	(14)	$307,934
Senior Vice President of Global Business Operations
David Dutton	2013	$71,310	(6)	—		—	—	$503,956	(15)	$575,266
Former Chief Executive Officer, President and Director	2012	$392,538	(7)	—		—	$396,465	$2,098		$791,101
	2011	$405,000	(8)	—		—	$287,394	$2,898		$695,292
_______________________

(1)
Dr. Chen joined the Company as President, Chief Executive Officer and Director on February 19, 2013. His base salary was $400,000 from February 19, 2013 to September 29, 2013 and $450,000 from September 30, 2013 to December 30, 2013, and was pro-rated by the portion of 2013 he served the Company.

(2)	In 2012 and 2013, Mr. Dodson's base salary of $315,000. From September 2012 to September 2013, Mr. Dodson's salary was reduced by 10% as a result of the Company's mandatory furlough program.
(3)
Mr. Dodson joined the Company as Chief Financial Officer, Executive Vice-President and Secretary effective October 11, 2011. Mr. Dodson's 2011 salary was pro-rated for the portion of 2011 he served the Company.

(4)	Mr. Dodson received a new hire bonus of $70,000 in 2011.
(5)
Mr. Hoang joined the Company as Senior Vice President of Global Business Operations on March 4, 2013. His salary was pro-rated for the portion of 2013 that he served the Company. From March 2013 to September 2013, Mr. Hoang's salary was subject to a 10% pay reduction resulting from the Company's mandatory furlough program.

(6)
Mr. Dutton resigned from his position as the Company's Chief Executive Officer, President and Director effective February 19, 2013. Mr. Dutton's 2013 salary consisted of his base salary pro-rated for the portion of 2013 he was with the Company plus his accrued vacation payout.

(7)
In 2012, Mr. Dutton's base salary was reduced by a voluntary 10 percent pay reduction in such salary taken by Mr. Dutton, from $450,000 to $405,000, and an additional 10% reduction in such salary imposed the Company's mandatory furlough program implemented in September 2012.

(8)	Mr. Dutton's 2011 salary reflects a voluntary election to reduce his salary by 10 percent, from $450,000 to $405,000 in connection with the Company's continued emphasis on cost-reductions.
(9)
Represents the aggregate grant date fair value of these stock awards calculated in accordance with FASB ASC Topic 718 and does not reflect whether the recipient has actually realized a financial benefit from the awards (such as by vesting in a restricted stock unit award). This column represents the total dollar amount that would be recognized as stock-based compensation for financial statement reporting purposes over the term of the stock award. The Company uses the Black-Scholes option-pricing model to measure the fair value of stock options. For more information regarding the assumptions used in determining grant date fair value refer to Note 10. Stock-based Compensation of the notes to the Company's consolidated financial statements included in its 2013 Annual Report on Form 10-K.

(10)
Represents the aggregate grant date fair value of stock option grants calculated in accordance with FASB ASC Topic 718 and does not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). This column represents the total dollar amount that would be recognized as stock-based compensation for financial statement reporting purposes over the term of the stock option grants. The Company uses the Black-Scholes option-pricing model to measure the fair value of stock options. For more information regarding the assumptions used in determining grant date fair value refer to Note 10. Stock-based Compensation of the notes to the Company's consolidated financial statements included in its 2013 Annual Report on Form 10-K.

(11)	In 2013, Dr. Chen's Other Compensation included $1,815 group life insurance and $540 reimbursed medical insurance costs.
(12)	In 2013, Mr. Dodson's Other Compensation consisted of $28,291 in reimbursed commuting costs and $1,601 group life insurance.and $660 in reimbursed health club costs.
(13)	In 2012, Mr. Dodson's Other Compensation consisted of $27,011 in reimbursed commuting costs, $1,601 group life insurance and $60 in reimbursed health club costs.
(14)	In 2013, Mr. Hoang's Other Compensation consisted of $1,203 group life insurance costs.
(15)	In 2013, Mr. Dutton's Other Compensation consisted of $364,500 severance pay, $139,133 taxable benefit from stock options exercises and $323 group life insurance costs.

Plan-based Awards Granted During the Year Ended December 31, 2013
The following table provides the specified information on plan-based awards made during the year ended
December 31, 2013 to the persons named in the Summary Compensation Table:

Name and Title	Grant Date	Stock Awards: Number of Restricted Stock Units	Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Per Share	Grant Data Fair Value of Option Awards (1)
Fusen E. Chen	2/19/2013	375,000	—	$1.37	$321,450
President and Chief Executive Officer and Director	2/19/2013	—	375,000	—	$513,750
J. Michael Dodson	3/4/2013	—	125,000	$1.17	$91,512
Chief Operating Officer, Chief Financial Officer, Executive Vice-President and Secretary
Hoang H, Hoang	3/4/2013	—	100,000	$1.17	$73,210
Senior Vice President of Global Business Operations
_______________________
(1) Grant date fair value is measured in accordance with FASB ASC Topic 718, excluding the effect for estimated forfeitures. The Company uses the Black-Scholes option-pricing model to measure the fair value of stock and option awards. For more information regarding the assumptions used in determining grant date fair value refer to Note 10 Stock-based Compensation of the notes to the Company's consolidated financial statements included in its 2013 Annual Report on Form 10-K.
Equity Awards Outstanding at December 31, 2013
The following table provides information as of December 31, 2013 regarding unexercised options held by each of the Company's named executive officers. At December 31, 2013, the Company's named executive officers did not have any unvested RSUs. A table legend describing the amounts included in each column is included below the table:

		Option Awards					Stock Awards
Name and Title	Options Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested		Market Value of Shares or Units of Stock That Have not Vested
Fusen E. Chen	2/19/2013	—	375,000	(1)	$1.37	2/19/2020	—		—
President, Chief Executive Officer and Director	2/19/2013	—	—		—		375,000	(6)	$513,750
J. Michael Dodson	10/11/2011	81,250	68,750	(2)	$1.14	10/11/2018	—		—
Chief Operating Officer, Chief Financial Officer, Executive Vice-President and Secretary	2/6/2012	45,833	54,167	(3)	$2.79	2/6/2019
	10/31/2012	—	145,000	(4)	$0.90	10/31/2019	—		—
	3/4/2013	—	125,000	(5)	$1.17	3/4/2020	—		—
Hoang H. Hoang	3/4/2013	—	100,000	(5)	$1.17	3/4/2020	—		—
Senior Vice President of Global Business Operations
_______________________

(1)	For this option award, 25 percent of the initial grant vested on February 19, 2014, and 1/48th of the initial amount vests each month thereafter.
(2)	For this option award, 25 percent of the initial grant vested on February 19, 2014, and 1/48th of the initial amount vests each month thereafter.
(3)	For this option award, 25 percent of the initial grant vested on February 1, 2013, and 1/48th of the initial amount vests each month thereafter.
(4)	For this option award, the options vest in its entirety on January 31, 2014.
(5)	For this option award, 25 percent of the initial grant vests on March 4, 2014, and 1/48th of the initial amount vests each month thereafter.
(6)	For this stock award, 25 percent of the grant vests on February 19, 2013 and 25% of the initial amount vests each year thereafter.

Equity Awards Exercised or Vested During the Year Ended December 31, 2013
The following table provides the specified information on exercises of options to purchase common stock and RSUs that vested during the year ended December 31, 2013 with respect to the named executive officers:

	Option Awards		Stock Awards
Name and Title	Number of Shares Acquired On Exercise	Value Realized On Exercise (2)	Number of Shares Acquired On Vesting	Value Realized On Vesting
Fusen E Chen	—	—	—	—
President, Chief Executive Officer and Director
J. Michael Dodson	—	—	—	—
Chief Operating , Chief Financial Officer, Executive Vice President and Secretary
Hoang H. Hoang	—	—	—	—
Senior Vice President of Global Business Operations
David Dutton (1)	166,000	$134,498	—	—
Former Chief Executive Officer, President and Director
_______________________
(1) Mr. Dutton resigned from his position as the Company's Chief Executive Officer, President and Director effective February 19, 2013
(2) The value realized on the shares on option exercises was calculated as the difference between the fair market value of the shares on the exercise date and applicable exercise price of those options.
Non-Qualified Deferred Compensation
Under the deferred compensation plan, the Company provides eligible employees and non-employee members of its Board of Directors who participate in the plan (“Participants”) the opportunity to defer a specified percentage of their base salary or retainer fees for participation on the Company's Board and Board Committees. In addition, the Company's Board of Directors may make discretionary contributions to the accounts of one or more Participants. In 2013, there were no contributions to the deferred compensation plan by the executive officers, and there were no discretionary contributions made by the Board of Directors. The deferred compensation plan was terminated in January 2013.
Employment Contracts, Termination of Employment and Change in Control Arrangements
The Company has entered into Severance and Executive Change in Control Agreement with its executive officers, Messrs. Chen, Dodson and Hoang (collectively, the “Severance Agreements”). Each Severance Agreement provides that severance benefits become payable to the executive officer upon the occurrence of certain types of severance events. The Compensation Committee will continue to review such agreements and may amend, renew or extend such agreements in the future.
The amount of compensation payable to each such executive upon the occurrence of each type of severance event is listed in the tables below, and is calculated assuming that the applicable event occurred on December 31, 2013:

Name and Title	Type Of Severance Event (1)	Continuation of Salary and Benefit	Annual Target Bonus Award	Continuation of Insurance and Benefit	Accelerated Vesting of Stock Options (2)	Accelerated Vesting of Restricted Stock Units (3)
Fusen E. Chen	I.	$900,000	$900,000	$30,349	$513,750	$1,027,500
President, Chief Executive Officer and Director	II.	$900,000	$900,000	$30,349	$513,750	$1,027,500
	III.	$450,000	—	$30,349	—	—
J. Michael Dodson	I.	$315,000	$189,000	$30,765	$703,413	—
Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary	II.	$315,000	$189,000	$30,765	$703,413	—
	III.	$315,000	$94,500	$30,765	—	—
Hoang Hong	I.	$295,000	$118,000	$28,634	$157,000	—
Senior Vice President of Global Business Operations	II.	$295,000	$118,000	$28,634	$157,000	—
__________________

(1)
The Severance Agreements with the executive officers identify three types of events that would trigger the benefits described above. Each event and the material consequences thereof under the Severance Agreements are further described below. Dr. Chen's agreement was effective February 19, 2013, with an initial term of two years. Mr. Dodson's agreement was effective January 4, 2012, with an initial term of two years. Mr. Hoang's agreement was effective March 4, 2013, with an initial term of two years.

(2)
The value of the unvested and accelerated stock options is the difference between the exercise price of the option and $2.74 per share, the closing price of the Company's common stock on December 31, 2013.

(3)	The value of the unvested and accelerated RSUs is based on $2.74, the closing price of the Company's common stock on December 31, 2013.
In the event that, within 12 months following a “Change of Control” of the Company (described below), any of the executive officers is terminated by the Company without “good cause” (defined as (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company, (ii) dishonesty, material breach of any agreement with the Company, or intentional misconduct, or (iii) commission of a crime involving dishonesty, breach of trust or physical or emotional harm to any person), then, upon signing a general release:

•
Dr. Chen is entitled to receive (i) the greater of (a) his base salary for the twenty-four months preceding the Change of Control or (b) 200 percent his then current annual base salary, plus (ii) 200 percent of his annual target bonus, and (iii) full vesting of all outstanding stock options, RSUs, and any other award outstanding, and (iv), reimbursement for the cost of his and his dependent's medical and dental benefit coverage under COBRA for twenty-four months.

•
Messrs. Dodson and Hoang are entitled to receive (i) the greater of (a) his base salary for the twelve months preceding the Change of Control or (b) his then-current annual base salary, plus (ii) 100 percent of his annual target bonus award, (iii) full vesting of all outstanding stock options, RSUs, and any other award outstanding, and (iv) reimbursement for the cost of his and his dependent's medical and dental benefit coverage under COBRA for a period of twelve months.

In the event that, within 12 months following a “Change of Control” of the Company, any of the executive officers terminates his employment with the Company for “good reason” (defined as (i) a significant reduction by the Company in the executive's annual base salary, (ii) the failure of the Company to obtain an agreement from any successor to the Company, or purchaser of all or substantially all of the Company's assets, to assume the Agreement, (iii) the assignment of the executive to duties which reflect a material adverse change in authority, responsibility or status with the Company or any successor, or (iv) the Company requiring the executive to reside or be based at a location 50 miles or more from the location where the executive was based immediately prior to the Change of Control), then, upon signing a general release:

•
Dr. Chen is entitled to receive (i) the greater of (a) his base salary for the twenty-four months preceding the Change of Control or (b) 200 percent his then current annual base salary, plus (ii) 200 percent of his annual target bonus, and (iii) full vesting of all outstanding stock options, RSUs, and any other award outstanding, and (iv), reimbursement for the cost of his and his dependent's medical and dental benefit coverage under COBRA for twenty-four months.

•
Messrs. Dodson and Hoang are entitled to receive (i) the greater of (a) his base salary for the twelve months preceding the Change of Control or (b) his then-current annual base salary, plus (ii) 100 percent of his annual target bonus award, (iii) full vesting of all outstanding stock options, RSUs, and any other award outstanding, and (iv) reimbursement for the cost of his and his dependent's medical and dental benefit coverage under COBRA for a period of twelve months.

In the event the Company terminates the executive without “good cause”, as defined above and such termination is not within a Change of Control period, then upon signing a general release:

•
Dr. Chen is entitled to receive (i) a cash payment in an amount equal to his then-current salary, and (ii) reimbursement for the cost of his and his dependent's medical and dental benefit coverage under COBRA for a period of twelve months.

•
Mr. Dodson is entitled to receive (i) a cash payment in an amount equal to his then-current annual base salary, plus (ii) 50 percent of his prior year bonus award, and (iii) reimbursement for the cost of his and his dependent's medical and dental benefit coverage under COBRA for a period of one year.

If any part of the benefits under a Severance Agreement is determined be an excess parachute payment under Section 280G of the Internal Revenue Code, then at the executive's option, the payment may be reduced to the minimum extent necessary to have no excess parachute payment.
“Change of Control” is defined as (a) an event or series of events wherein (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50 percent) of the voting stock of the Company, (ii) a merger or consolidation in which the Company is a party, or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; wherein the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, ownership of more than fifty percent (50 percent) of the total combined voting power of the outstanding voting stock of the Company or the surviving corporation.

Pursuant to the Company's 2012 Equity Incentive Plan, in the event that a Change in Control of the Company, as defined therein, occurs, the Compensation Committee may, in its sole discretion, provide for any one or more of the following:

1.	accelerate the exercisability and vesting of outstanding options and shares acquired upon the exercise of such options prior to, upon, or following such Change in Control,

2.
if the acquiring corporation does not assume or substitute new options for outstanding options granted under the Plan, any unexercised or unvested portions of the outstanding options shall become immediately exercisable and vested in full as of the date of the Change in Control. Any options which are neither assumed or continued by the acquirer nor exercised as of the date of the Change in Control will terminate and cease to be outstanding effective as of the date of the Change in Control; and

3.
may determine that each or any option outstanding immediately prior to the Change in Control shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Compensation Committee and agreed to by the acquiring corporation) of stock subject to such canceled option in (i) cash, (ii) stock of the Company or of a corporation or other business entity that is party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a fair market value equal to the excess of the fair market value of the consideration to be paid per share of stock in the Change in Control over the exercise price per share under such option (the “spread”). In the event such determination is made by the Compensation Committee, the spread (reduced by applicable withholding taxes, if any) shall be paid to participants in respect of the vested portion of their canceled options as soon as practicable following the date of the Change in Control and in respect of the unvested portion of their canceled options in accordance with the vesting schedule applicable to such awards as in effect prior to the Change in Control.

Further, pursuant to the Plan, in the event of a Change in Control, each non-employee director award held by a non-employee director whose Service has not terminated prior to such date shall become immediately exercisable and vested in full and shall be settled effective as of the date of the Change in Control.
Pursuant to the Purchase Plan, in the event of a proposed sale of all or substantially all of the Company's assets, or a merger or consolidation of the Company, then in the sole discretion of the Compensation Committee, (i) each option shall be assumed or an equivalent purchase option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (ii) a date established by the Compensation Committee on or before the date of consummation of such merger, consolidation or sale shall be treated as an exercise date, and all outstanding purchase options shall be deemed exercisable on such date or (iii) all outstanding options shall terminate and the accumulated payroll deductions shall be returned to the participants.
Pension Benefits
None of the Company's executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

CODE OF ETHICS
The Board of Directors of the Company has approved a Code of Ethics and Business Conduct that applies to all employees and contractors, including the Company's President and Chief Executive Officer and Director, Chief Operating Officer, Chief Financial Officer, Executive Vice-President and Secretary and Senior Vice President of Global Business Operations. A copy of the Code of Ethics and Business Conduct can be found on the Company's website (http://www.mattson.com). To the extent permitted, the Company intends to disclose any future amendments to its Code of Ethics and Business Conduct by posting the changed version on the same website.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.
To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation from certain reporting persons that no other reports were required, the Company believes that during 2013, its officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of December 31, 2013, concerning shares of the Company's common stock authorized for issuance under all of the Company's equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options and release of RSUs	Weighted-average exercise price of outstanding options (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans
approved by security holders (1)	6,080,697	$2.18	8,047,886
Equity compensation plans not
approved by security holders	—	—	—
	6,080,697	$2.18	8,047,886
_______________________

(1)
Data reflects our 2012 Plan and our Purchase Plan. Our 2012 Plan was approved by our stockholders at our 2012 annual meeting. Our Purchase Plan was approved by our stockholders at our 1994 annual meeting and has been amended from time to time. As of December 31, 2013, out of the total shares authorized for issuance under the 2012 Plan, 6,080,697 shares had been issued, 5,473,833 shares were outstanding options 5,473,833 shares remained available for future grant. Out of the total shares authorized for issuance under the Purchase Plan, 3,600,947 shares has been issued and 2,574,053 shares remained available for issuance.

(2) The weighted-average exercise price does not include the effect of 428,768 restricted stock units outstanding as of December 31, 2013 as such awards do not include an exercise price.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
The members of the Compensation Committee on December 31, 2013 were Kenneth Smith (Chairman), Richard Dyck and Kenneth Kannappan. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement for the Company's 2014 Annual Meeting of Stockholders on Schedule 14A.

COMPENSATION COMMITTEE

Kenneth Smith, Chairman
Richard Dyck
Kenneth Kannappan

April 17, 2014

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its independent registered public accounting firm (the “independent auditors”). The Audit Committee is also responsible for the selection of the Company's independent auditors, and approves all professional services performed by the independent auditors. The Audit Committee is composed of three independent, non-employee directors and operates under a written charter adopted and approved by the Board of Directors which is available on the Company's website at http://ir.mattson.com/governance.com. The members of the Audit Committee on December 31, 2013 were Scott Peterson (Chairman), Kenneth Kannappan and Kenneth Smith. Each of the members of the Audit Committee is independent for purposes of the NASDAQ listing standards and the SEC rules as they apply to audit committee members. The Board has determined that Scott Peterson is an “audit committee financial expert” as defined by SEC rules.
Management is responsible for the financial reporting process, for establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The independent auditors have the responsibility to express an opinion on the financial statements and on internal control over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). Our responsibility is to monitor and review these processes, as well as to review the independent audit plan and the reports of the independent auditors. We rely on the information provided to us and on the representations made by management and the independent auditors.
In this context, we held eight meetings during 2013. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and the Company's independent auditors. PricewaterhouseCoopers LLP (“PwC”) performed the audit of the Company's consolidated financial statements for 2013 as its independent auditors. We discussed with the Company's management and PwC the overall scope of and plan for the 2013 audit before it was performed by PwC. We met with PwC to discuss the results of their examination.
We have reviewed and discussed with management and PwC the audited consolidated financial statements of the Company for the year ended December 31, 2013 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. We also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committee.
The Company's independent auditors also provided to us the written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence. We discussed with the independent auditors their independence from the Company. When considering PwC's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements were compatible with maintaining their independence. We also reviewed and pre-approved, among other things, the fees paid to the independent auditors for audit and non-audit services.
Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the year ended December 31, 2013 be included in the Company's Annual Report on Form 10-K.

AUDIT COMMITTEE

Scott Peterson, Chairman
Kenneth Kannappan
Kenneth Smith

April 17, 2014

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal, to be timely, must be delivered to, or mailed and received at the Company's principal executive offices not less than 90 days nor more than 120 days prior to the one year anniversary of the preceding year's Annual Meeting of Stockholders; provided however, that if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90 days prior to such Annual Meeting or, if later, the 10 days following the day on which public disclosure of the date of such Annual Meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an Annual Meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.
In addition, proposals of stockholders intended to be included in the Company's Proxy Statement and presented at the 2015 Annual Meeting of Stockholders of the Company must satisfy SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and must be received by the Company at its offices no later than December 19, 2014.

TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2014 Annual Meeting of Stockholders other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.
THE COMPANY'S STOCKHOLDERS ARE URGED TO PROMPTLY SUBMIT THEIR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, WHICH WAS MAILED TO YOU ON OR ABOUT APRIL 18, 2014. IF YOU REQUEST PRINTED COPIES OF THE PROXY MATERIALS BY MAIL, YOU CAN ALSO VOTE BY MAIL.

By Order of the Board of Directors,

J. Michael Dodson
Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary

April 17, 2014

Appendix A

Mattson Technology, Inc.
Amended and Restated 1994 Employee Stock Purchase Plan

AMENDED AND RESTATED
MATTSON TECHNOLOGY, INC.
1994 EMPLOYEE STOCK PURCHASE PLAN
(As Amended and Restated Effective May 20, 2014)

1.	PURPOSE.
The purpose of this Plan is to provide an opportunity for Employees of the Corporation and its Designated Subsidiaries, to purchase Common Stock of the Corporation and thereby to have an additional incentive to contribute to the prosperity of the Corporation. It is the intention of the Corporation that the Plan have two components: a Code Section 423 Component (a “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). The Corporation’s intention is to have the 423 Component qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, and the Plan shall be construed in accordance with this intention. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code; such an option will be granted pursuant to rules, procedures or sub-plans adopted by the Committee designed to achieve tax, securities laws or other objectives for Employees and the Corporation. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.	DEFINITIONS.
(a)“Board” shall mean the Board of Directors of the Corporation.
(b)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(c)“Committee” shall mean the committee appointed by the Board to administer the Plan in accordance with Section 12 of the Plan.
(d)“Common Stock” shall mean the Common Stock of the Corporation, or any stock into which such Common Stock may be converted.
(e)“Compensation” shall mean an Employee's wages or salary and other amounts payable to an Employee on account of personal services rendered by the Employee to the Corporation or a Designated Subsidiary and which are reportable as wages or other compensation on the Employee's Form W-2, plus pre-tax contributions of the Employee under a cash or deferred arrangement (401(k) plan) or cafeteria plan maintained by the Corporation or a Designated Subsidiary, but excluding, however, (1) non-cash fringe benefits, (2) special payments as determined by the Committee (e.g., moving expenses, unused vacation, severance pay), (3) income from the exercise of stock options or other stock purchases and (4) any other items of Compensation as determined by the Committee.
(f)“Corporation” shall mean Mattson Technology, Inc., a Delaware corporation, or any successor corporation thereto.
(g)“Designated Subsidiary” shall mean a Subsidiary which has been designated by the Board as eligible to participate in the Plan. For purposes of the 423 Component, only the Corporation and its Subsidiaries may be Designated Subsidiaries; provided, however, that at any given time, a Subsidiary that is a Designated Subsidiary under the 423 Component will not be a Designated Subsidiary under the Non-423 Component.
(h)“Employee” shall mean an individual employed (within the meaning of Code section 3401(c) and the regulations thereunder) by the Corporation or a Designated Subsidiary.
(i)“Entry Date” shall mean the first day of each Option Period. The first Entry Date shall be the date the Company's initial public offering registered with the Securities and Exchange Commission is declared effective, unless otherwise determined by the Committee.
(j)“Exercise Date” shall mean the last business day of each Exercise Period.
(k)“Exercise Period” shall mean a six-month or other period as determined by the Committee. The first Exercise Period during an Option Period shall commence on the first day of such Option Period. Subsequent Exercise Periods, if any, shall run consecutively after the termination of the preceding Exercise Period. The last Exercise Period in an Option Period shall terminate on the last day of such Option Period.
(l)“Fair Market Value” shall mean the value of one (1) share of Common Stock on the relevant date, determined as follows:

(i)If the shares are traded on an exchange or national market system, including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, the reported “closing price” on the prior trading day;
(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the bid and the ask prices on said System at the close of business on the prior trading day, as reported in The Wall Street Journal or such other source as the Committee deems reliable; and
(iii)If neither (1) nor (2) applies, the fair market value as determined by the Committee in good faith. Such determination shall be conclusive and binding on all persons.
(m)“Offering” shall mean an offer under the Plan of an option that may be exercised during an Option Period as further described in Section 5.
(n)“Option Period” shall mean a period of up to twenty-seven (27) months as determined by the Committee.
(o)“Participant” shall mean a participant in the Plan as described in Section 4 of the Plan.
(p)“Plan” shall mean this employee stock purchase plan.
(q)“Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, as described in Code section 424(f).

3.ELIGIBILITY.
Any Employee regularly employed on a full‑time basis by the Corporation or by any Designated Subsidiary on an Entry Date shall be eligible to participate in the Plan with respect to the Option Period commencing on such Entry Date, provided that the Committee may establish administrative rules on a uniform and nondiscriminatory basis requiring that employment commence some minimum period (e.g., one pay period) prior to an Entry Date to be eligible to participate with respect to that Entry Date. An Employee shall be considered employed on a full‑time basis unless his or her customary employment is 20 hours or less per week or for not more than five months per calendar year NTD: Also permissible to exclude certain other employees (for example, employees who have been employed less than 2 years or highly compensated employees (within the meaning of Section 414(q) of the Code)) or any lesser number of hours per week and/or number of months in any calendar year established by the Committee (if required under applicable local law) for purposes of any separate Offering or for Employees participating in the Non-423 Component. No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of section 424(d) of the Code), shares of stock, including stock which the Employee may purchase under outstanding options granted by the Corporation, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any of its Subsidiaries. All Employees who participate in an Offering shall have the same rights and privileges under the Plan except for differences in order to comply with the laws of a foreign jurisdiction and which are consistent with Code section 423(b)(5) (to the extent the Offering was granted under the 423 Component). Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, Employees may be excluded from participation in the Plan or an Offering if the Committee has determined that participation of such Employees is not advisable or practicable.

4.	PARTICIPATION.
1.An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by filing, on a date prescribed by the Committee prior to an applicable Entry Date, a completed payroll deduction authorization and Plan enrollment form provided by the Corporation. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee's Compensation, not to exceed fifteen percent (15%) of the Employee's Compensation, or such lesser percentage as specified by the Committee as applied to an Entry Date or Option Period. All payroll deductions may be held by the Corporation and commingled with its other corporate funds except as otherwise required by applicable law. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by the Corporation under the Plan and the amount of each Participant's payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account. Notwithstanding any provisions to the contrary in the Plan, the Committee may allow Employees to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, (ii) the Committee determines that cash contributions are permissible under Section 423 of the Code or (iii) for Participants participating in the Non-423 Component.
2.Under procedures established by the Committee, a Participant may suspend or discontinue participation in the Plan or may reduce the rate of his or her payroll deductions at any time during an Option Period by completing and filing a new payroll deduction authorization and Plan enrollment form with the Corporation, provided that the Committee may, in its discretion, impose restrictions on a Participant's ability to change the rate of payroll deductions. A Participant may increase his or her rate of payroll deductions only effective on an Entry Date by filing a new payroll deduction authorization and Plan enrollment form. If a new payroll deduction authorization and Plan enrollment form is not filed with the Corporation, the rate of payroll deductions shall continue at the originally elected rate throughout the Option Period unless the Committee determines to change the permissible rate.
If a Participant suspends participation during an Exercise Period, his or her accumulated payroll deductions will remain in the Plan for purchase of shares as specified in Section 6 on the following Exercise Date, but the Participant will not again participate until he or she completes a new payroll deduction authorization and Plan enrollment form. The Committee may establish rules limiting the frequency with which Participants may suspend and resume payroll deductions under the Plan and may impose a waiting period on Participants wishing to resume suspended payroll deductions. If a Participant discontinues participation in the Plan, the amount credited to the Participant's individual account shall be paid to the Participant without interest (except where required by local law). In the event any Participant terminates employment with the Corporation or any Subsidiary for any reason (including death) prior to the expiration of an Exercise Period, the Participant's participation in the Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or the Participant's estate without interest (except where required by local law). Whether a termination of employment has occurred shall be determined by the Committee. The Committee may also establish rules regarding when leaves of absence or change of employment status (e.g., from full-time to part-time) will be considered to be a termination of employment, and the Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of the Corporation and its Subsidiaries.
In the event of a Participant’s death, any accumulated payroll deductions will be paid, without interest, to the estate of the Participant.

5.	OFFERING.
1.The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be [6,175,000] shares. The Committee may designate any amount of available shares for offering for any Option Period determined pursuant to Section 5.2.
2.Each Option Period, Entry Date and Exercise Period shall be determined by the Committee. The Committee shall have the power to change the duration of future Option Periods or future Exercise Periods, and to determine whether or not to have overlapping Option Periods, with respect to any prospective offering, without stockholder or Board approval. For purposes of the Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Employees of the Corporation or any Designated Subsidiary will participate, even if the dates of the applicable Option Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423‑2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423‑2(a)(2) and (a)(3).
3.With respect to each Option Period, each eligible Employee who has elected to participate as provided in Section 4.1 shall be granted an option to purchase that number of shares of Common Stock which may be purchased with the payroll deductions accumulated on behalf of such Employee (assuming payroll deductions at a rate of 15% of Compensation) during each Exercise Period within such Option Period at the purchase price specified in Section 5.4 below; provided, however, (1) in no event shall the Employee be granted an option which permits the Employee to accrue rights to purchase shares under the Plan (and all other employee stock purchase plans, as defined in Code section 423, of the Corporation and its subsidiaries) at a rate which exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time, and (2) the maximum shares subject to any option during each Option Period shall in no event exceed 20,000. If an Employee's payroll deductions during any Exercise Period exceeds the purchase price for the maximum number of shares permitted to be purchased under this Section 5.3 (or Section 5.5), the excess shall be refunded to the Participant without interest (except where otherwise required by local law).
4.The Committee may set the option price in its sole discretion, provided that the price shall not be less than the lower of: (i) eighty‑five percent (85%) of the Fair Market Value of the Common Stock on the Entry Date on which an option is granted, or (ii) eighty‑five percent (85%) of the Fair Market Value on the Exercise Date on which the Common Stock is purchased.

5.If the Committee determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Entry Date of the applicable Option Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Committee may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Option Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Entry Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Option Periods then in effect. The Company may make a pro rata allocation of the shares available on the Entry Date of any applicable Option Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Entry Date.
6.Subject to Section 5.4, the Committee in its sole discretion, may allow options to be priced at the lower of (i) a percentage of the Fair Market Value of the Common Stock on the Entry Date on which an option is granted, and (ii) a percentage of the Fair Market Value on the Exercise Date on which the Common Stock is purchased. In the event the Committee elects to price options on that basis, and in the event the Fair Market Value of the Corporation's Common Stock is lower on the first day of an Exercise Period within an Option Period (subsequent “Reassessment Date”) than it was on Entry Date for such Option Period, all Employees participating in the Plan on the Reassessment Date shall be deemed to have relinquished the unexercised portion of the option granted on the Entry Date and to have enrolled in and received a new option commencing on such Reassessment Date, unless the Committee has determined not to permit overlapping Option Periods or to restrict such transfers to lower price Option Periods.

6.PURCHASE OF STOCK.
Upon the expiration of each Exercise Period, a Participant's option shall be exercised automatically for the purchase of that number of full shares of Common Stock which the accumulated payroll deductions credited to the Participant's account at that time shall purchase at the applicable price determined in accordance with Section 5.4.

7.	PAYMENT AND DELIVERY.
Upon the exercise of an option, the Corporation shall deliver to the Participant the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant's account not used for the purchase. The Committee may permit or require that shares be deposited directly with a broker designated by the Participant (or a broker selected by the Committee), and the Committee may utilize electronic or automated methods of share transfer. To the extent the unused cash balance represents a fractional share, the unused cash balance credited to the Participant's account shall be carried over to the next Exercise Period, if the Participant is also a Participant in the Plan at that time or refunded to the Participant, as determined by the Committee. The Corporation shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non‑assessable. No Participant shall have any voting, dividend, or other stockholder rights with respect to shares subject to any option granted under the Plan until the option has been exercised and shares issued.

8.	RECAPITALIZATION.
If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the share limit of Section 5.3 and the maximum number of shares specified in Section 5.1 per Option Period shall be proportionately increased or decreased, the terms relating to the purchase price with respect to the option shall be appropriately adjusted by the Committee, and the Committee shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.
The Committee, if it so determines in the exercise of its sole discretion, also may adjust the number of shares specified in Section 5.1, as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares subject to any individual option, in the event the Corporation effects one or more reorganizations, recapitalizations, spin-offs, split-ups, rights offerings or reductions of shares of its outstanding Common Stock.

The Committee's determinations under this Section 8 shall be conclusive and binding on all parties.

9.	MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS.
In the event of the proposed liquidation or dissolution of the Corporation, the Option Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Committee in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.
In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with or into another corporation, then in the sole discretion of the Committee, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Committee on or before the date of consummation of such merger, consolidation or sale shall be treated as an Exercise Date, and all outstanding options shall be deemed exercisable on such date or (3) all outstanding options shall terminate and the accumulated payroll deductions shall be returned to the Participants.

10.	TRANSFERABILITY.
Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way (other than by will or the laws of descent and distribution) and may be exercisable, during Participant’s lifetime, only by Participant, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code or the terms of the Plan, such act shall be treated as an election by the participant to discontinue participation in the Plan pursuant to Section 4.2.

11.	AMENDMENT OR TERMINATION OF THE PLAN.
1.The Plan shall continue until May 19, 2024, unless previously terminated in accordance with Section 11.2.
2.The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the stockholders, no such revision or amendment shall:
(a)materially increase the number of shares subject to the Plan other than an adjustment under Section 8 of the Plan;
(b)materially modify the requirements as to eligibility for participation in the Plan;
(c)materially increase the benefits accruing to Participants;
(d)reduce the purchase price specified in Section 5.4, except as specified in Section 8;
(e)extend the term of the Plan beyond the date specified in Section 11.1; or
(f)amend this Section 11.2 to defeat its purpose.

12.ADMINISTRATION.
The Plan shall be administered by a Committee which shall consist of at least two members appointed by the Board. The Committee will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by Employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 11.2 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Committee, the Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of contributions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Committee also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423‑2(f), the terms of an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Committee will, to the full extent permitted by law, be final and binding upon all parties. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Corporation shall pay all expenses incurred in the administration of the Plan. No Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

13.	COMMITTEE RULES FOR FOREIGN JURISDICTIONS.
The Committee may adopt rules or procedures (including the creation of separate Offerings) relating to the operation and administration of the Plan in non-United States jurisdictions to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements.

14.	SECURITIES LAWS REQUIREMENTS.
The Corporation shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state and federal law have been satisfied.

15.	GOVERNMENTAL REGULATIONS.
This Plan and the Corporation's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

16.	NO ENLARGEMENT OF EMPLOYEE RIGHTS.
Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Corporation or any Designated Subsidiary or to interfere with the right of the Corporation or Designated Subsidiary to discharge any Employee at any time.

17.	GOVERNING LAW.
This Plan shall be governed by California law, but the 423 Component shall be interpreted to be consistent with the requirements of any employee stock purchase plan under Code section 423.

18.	EFFECTIVE DATE.
This Plan shall be effective August 31, 1994, subject to approval of the stockholders of the Corporation within 12 months of its adoption by the Board of Directors.